PROSPECTUS

APRIL 30, 2004

SUN LIFE FINANCIAL MASTERS ACCESS NY

Sun Life Insurance and Annuity Company of New York and Sun Life (N.Y.) Variable Account C offer the flexible payment deferred annuity contracts described in this Prospectus to individuals.

You may choose among a number of variable investment options and fixed interest options. The variable options are Sub-Accounts in the Variable Account, each of which invests in shares of one of the following funds (the "Funds"):
Large-Cap Value Equity Funds	Mid-Cap Value Equity Funds (continued)
Franklin Templeton VIP Trust Templeton Foreign	MFS/ Sun Life Utilities - S Class
Securities Fund, Class 2	Sun Capital Real Estate Fund(R) *
Lord Abbett Series Fund All Value Portfolio	Sun Capital Real Estate Fund(R) - S Class
Lord Abbett Series Fund Growth & Income Portfolio	Mid-Cap Growth Equity Funds
MFS/ Sun Life Strategic Value - S Class*	Lord Abbett Series Fund Growth Opportunities
MFS/Sun Life Total Return - S Class	Portfolio
MFS/ Sun Life Value - S Class	MFS/ Sun Life Mid Cap Growth - S Class*
Large-Cap Blend Equity Funds	Small-Cap Value Equity Funds
Franklin Templeton VIP Trust Templeton Growth	Franklin Templeton VIP Trust Franklin Small Cap
Securities Fund - Class 2	Value Securities Fund, Class 2
MFS/ Sun Life Capital Opportunities - S Class	Small-Cap Blend Funds
MFS/ Sun Life Massachusetts Investors Trust	Oppenheimer Main Street Small Cap Fund/VA
- S Class	- Service Shares
MFS/ Sun Life Research - S Class	Small-Cap Growth Equity Funds
MFS/ Sun Life Research International - S Class	MFS/ Sun Life New Discovery - S Class
Oppenheimer Main Street Fund/VA - Service Shares	High-Quality Short-Term Bond Funds
Large-Cap Growth Equity Funds	PIMCO VIT Low Duration Portfolio
MFS/ Sun Life Capital Appreciation - S Class*	High-Quality Intermediate-Term Bond Funds
MFS/ Sun Life Emerging Growth - S Class	MFS/ Sun Life Government Securities - S Class
MFS/ Sun Life Global Growth - S Class*	Sun Capital Investment Grade Bond Fund(R)
MFS/ Sun Life Massachusetts Investors Growth	- S Class
Stock - S Class	PIMCO VIT Total Return Portfolio
MFS/ Sun Life Strategic Growth - S Class	High-Quality Long-Term Bond Funds
Oppenheimer Global Securities Fund/VA --	PIMCO VIT Real Return Portfolio
Service Shares	Medium-Quality Intermediate-Term Bond Funds
Oppenheimer Capital Appreciation Fund/VA -	MFS/ Sun Life Bond - S Class*
Service Shares	MFS/ Sun Life Strategic Income - S Class*
Sun CapitalSM All Cap Fund - S Class	Low-Quality Short-Term Bond Fund
Mid-Cap Value Equity Funds	MFS/ Sun Life High Yield - S Class
Franklin Templeton VIP Trust Mutual	PIMCO VIT Emerging Markets Bond Portfolio
Shares Securities Fund, Class 2	Money Market Fund
Lord Abbett Series Fund Mid Cap Value Portfolio	MFS/ Sun Life Money Market - S Class
MFS/ Sun Life Mid Cap Value - S Class*

* Not available for investment on Contracts purchased on or after February 2, 2004.

Franklin(R) Advisers, Inc. advises Franklin Small Cap Value Securities Fund. Franklin(R) Mutual Advisers, LLC advises Mutual Shares Securities Fund. Lord, Abbett & Co. LLC advises the Lord Abbett Series Fund Portfolios. Massachusetts Financial Services Company advises the MFS/Sun Life Funds. Pacific Investment Management Company LLC advises the PIMCO VIT Portfolios. OppenheimerFunds, Inc. advises the Oppenheimer Funds. Sun Capital Advisers, Inc. advises the Sun Capital Funds. Templeton(R) Investment Counsel, LLC advises Templeton Foreign Securities Fund. Templeton(R) Investment Counsel, LLC advises Templeton Growth Securities Fund.

The fixed account options are available for specified time periods, called Guarantee Periods, and pay interest at a guaranteed rate for each period.

Please read this Prospectus and the Fund prospectuses carefully before investing and keep them for future reference. They contain important information about the Contract and the Funds.

We have filed a Statement of Additional Information dated April 30, 2004 (the "SAI") with the Securities and Exchange Commission (the "SEC"), which is incorporated by reference in this Prospectus. The table of contents for the SAI is on page 37 of this Prospectus. You may obtain a copy without charge by writing to us at the address shown below (which we sometimes refer to as our "Annuity Service Address") or by telephoning (800) 447-7569. In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, material incorporated by reference, and other information regarding companies that file with the SEC.

The Contracts are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

The SEC has not approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Any reference in this Prospectus to receipt by us means receipt at the following service address:

     SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

     P.O. Box 9133

     Wellesley Hills, Massachusetts 02481

TABLE OF CONTENTS

Special Terms *

Product Highlights *

Fees and Expenses *

Example *

Condensed Financial Information *

The Annuity Contract *

Communicating to Us About Your Contract *

Sun Life Insurance and Annuity Company of New York *

The Variable Account *

Variable Account Options: The Funds *

The Fixed Account *

The Fixed Account Options: The Guarantee Periods *

The Accumulation Phase *

Issuing Your Contract *

Amount and Frequency of Purchase Payments *

Allocation of Net Purchase Payments *

Your Account *

Your Account Value *

Variable Account Value *

Fixed Account Value *

Transfer Privilege *

Waivers; Reduced Charges; Special Guaranteed Interest Rates *

Optional Programs *

Withdrawals *

Cash Withdrawals *

Contract Charges *

Account Fee *

Administrative Expense Charge and Distribution Fee *

Mortality and Expense Risk Charge *

Charges for Optional Death Benefit Riders *

Premium Taxes *

Fund Expenses *

Death Benefit *

Amount of Death Benefit *

The Basic Death Benefit *

Optional Death Benefit Rider *

Spousal Continuance *

Calculating the Death Benefit *

Method of Paying Death Benefit *

Non-Qualified Contracts *

Selection and Change of Beneficiary *

Payment of Death Benefit *

The Income Phase - Annuity Provisions *

Selection of Annuitant(s) *

Selection of the Annuity Commencement Date *

Annuity Options *

Selection of Annuity Option *

Amount of Annuity Payments *

Exchange of Variable Annuity Units *

Account Fee *

Annuity Payment Rates *

Annuity Options as Method of Payment for Death Benefit *

Other Contract Provisions *

Exercise of Contract Rights *

Change of Ownership *

Voting of Fund Shares *

Periodic Reports *

Substitution of Securities *

Change in Operation of Variable Account *

Splitting Units *

Modification *

Reservation of Rights *

Right to Return *

Tax Considerations *

Deductibility of Purchase Payments *

Pre-Distribution Taxation of Contracts *

Distributions and Withdrawals from Non-Qualified Contracts *

Distributions and Withdrawals from Qualified Contracts *

Withholding *

Investment Diversification and Control *

Tax Treatment of the Company and the Variable Account *

Qualified Retirement Plans *

Pension and Profit-Sharing Plans *

Tax-Sheltered Annuities *

Individual Retirement Accounts *

Roth IRAs *

Administration of the Contract *

Distribution of the Contract *

Performance Information *

Available Information *

Incorporation of Certain Documents by Reference *

State Regulation *

Legal Proceedings *

Financial Statements *

Table of Contents of Statement of Additional Information *

Appendix A - Glossary *

Appendix B - Calculation of Basic Death Benefit *

Appendix C - Condensed Financial Information *

SPECIAL TERMS

Your Contract is a legal document that uses a number of specially defined terms. We explain most of the terms that we use in this Prospectus in the context where they arise, and some are self-explanatory. In addition, for convenient reference, we have compiled a list of these terms in the Glossary included at the back of this Prospectus as Appendix A. If, while you are reading this Prospectus, you come across a term that you do not understand, please refer to the Glossary for an explanation.

PRODUCT HIGHLIGHTS

The headings in this section correspond to headings in the Prospectus under which we discuss these topics in more detail.

The Annuity Contract

The Sun Life Financial Masters Access NY Variable and Fixed Annuity Contract provides a number of important benefits for your retirement planning. During the Accumulation Phase, you make Payments under the Contract and allocate them to one or more Variable Account or Fixed Account options. During the Income Phase, we make annuity payments to you or someone else based on the amount you have accumulated. The Contract provides tax-deferral so that you do not pay taxes on your earnings until you withdraw them. The Contract also provides a basic death benefit if you die during the Accumulation Phase. You may enhance the basic death benefit by purchasing an optional death benefit rider.

The Accumulation Phase

Under most circumstances, you can buy the Contract with an initial Purchase Payment of $20,000 or more, and you can make additional Purchase Payments of at least $1,000 at any time during the Accumulation Phase. We will not normally accept a Purchase Payment if your Account Value is over $2 million or, if the Purchase Payment would cause your Account Value to exceed $2 million.

Variable Account Options: The Funds

You can allocate your Purchase Payments among Sub-Accounts investing in a number of Fund options. Each Fund is either a mutual fund registered under the Investment Company Act of 1940 or a separate series of shares of such a mutual fund. The investment returns on the Funds are not guaranteed. You can make or lose money. You can make transfers among the Funds and the Fixed Account Options.

The Fixed Account Options: The Guarantee Periods

You can allocate your Purchase Payments to the Fixed Account and elect to invest in one or more of the Guarantee Periods we make available from time to time. Each Guarantee Period earns interest at a Guaranteed Interest Rate that we publish. We may change the Guaranteed Interest Rate from time to time, but no Guaranteed Interest Rate will ever be less than the minimum guaranteed rate permitted by law. Once we have accepted your allocation to a particular Guarantee Period, we promise that the Guaranteed Interest Rate applicable to that allocation will not change for the duration of the Guarantee Period. We may offer Guarantee Periods of different durations or stop offering some Guarantee Periods. Once we stop offering a Guarantee Period of a particular duration, future allocations, transfers or renewals into that Guarantee Period will not be permitted.

Fees and Expenses

The Contract has insurance features and investment features, and there are costs related to each.

If your Account Value is less than $100,000 on your Contract Anniversary, we deduct a $30 Annual Account Fee. We will waive the Account Fee if your Contract was fully invested in the Fixed Account during the entire Contract Year.

We deduct a mortality and expense risk charge of 1.35% of the average daily value of the Contract invested in the Variable Account, if you are under 76 years of age on the Open Date, or 1.55% if you were 76 years or older on the Open Date. We also deduct an administrative charge of 0.15% of the average daily value of the Contract invested in the Variable Account and a distribution charge of 0.20% of the average daily value of the Contract invested in the Variable Account.

Currently, you can make 12 free transfers each year; however, we reserve the right to impose a charge of up to $15 per transfer.

If you elect the optional death benefit rider, we will deduct, during the Accumulation Phase, an additional charge from the assets of the Variable Account equal to 0.20% of the average daily value of your Contract.

In addition to the charges we impose under the Contract, there are also charges (which include management fees and operating expenses) imposed by the Funds, depending upon which Fund(s) you have selected.

The Income Phase: Annuity Provisions

If you want to receive regular income from your annuity, you can select one of several Annuity Options. You can choose to receive annuity payments from either the Fixed Account or from the available Variable Account options. If you choose to have any part of your annuity payments come from the Variable Account, the dollar amount of the payments may fluctuate with the performance of the Funds. You decide when your Income Phase will begin but, once it begins, you cannot change your choice of annuity payment options.

Death Benefit

If you die before the Contract reaches the Income Phase, the beneficiary will receive a death benefit. The amount of the death benefit depends upon whether you choose the basic death benefit or, for a fee, the optional death benefit rider. The basic death benefit pays the greater of your Account Value, and your total Purchase Payments (adjusted for withdrawals), both calculated as of your Death Benefit Date. You may enhance the basic death benefit by electing the optional death benefit rider. The Maximum Anniversary Account Value Rider pays the greater of your basic death benefit or your highest Account Value on any Contract Anniversary before your 81st birthday. You must make your election before the date on which your Contract becomes effective. The rider is only available if you are younger than 80 on the Open Date. The optional death benefit rider election may not be changed after your Contract is issued.

Withdrawals

You can withdraw money from your Contract at any time during the Accumulation Phase without the imposition of a withdrawal charge. Furthermore, no withdrawal charge is imposed upon annuitization. You may, however, have to pay income taxes and tax penalties on money you withdraw.

Right to Return

Your Contract contains a "free look" provision. If you cancel your Contract within 10 days after receiving it, we will send you your Account Value as of the day we receive your cancellation request. (This amount may be more or less than the original Purchase Payment). We will not deduct a withdrawal charge.

Tax Considerations

Your earnings are not taxed until you take them out. If you withdraw money during the Accumulation Phase, earnings come out first and are taxed as income. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal tax penalty.

If you have any questions about your Contract or need more information, please contact us at:

          Sun Life Insurance and Annuity Company of New York

          P. O. Box 9133

          Wellesley Hills, Massachusetts 02481

          Toll Free (800) 447-7569

FEES AND EXPENSES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer cash value between investment options.

Contract Owner Transaction Expenses
Sales Load Imposed on Purchases (as a percentage of purchase payments):	0%

Maximum Withdrawal Charge (as a percentage of purchase payments):	0%

Maximum Transfer Fee (currently $0):	$ 15*

Premium Taxes
(as a percentage of Certificate Value or total purchase payments):	0% - 3.5%**
*	Currently, we impose no fee upon transfers; however, we reserve the right to impose a fee of up to $15 per transfer. (See "Transfer Privilege.")

**

The premium tax rate and base vary by state and the type of Certificate you own. Currently, we deduct premium taxes from Certificate Value upon full surrender (including a surrender for the death benefit) or annuitization. See "Contract Charges -- Premium Taxes."

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses.
Annual Account Fee	$ 30*

Variable Account Annual Expenses

(as a percentage of average daily net Variable Account assets)
Mortality and Expense Risks Charge:	1.55%**

Administrative Expenses Charge:	0.15%

Distribution Fee:	0.20%

Total Variable Account Annual Expenses (without optional benefits):	1.90%

Charges for Optional Features
Maximum Charge for Optional Death Benefit Rider:	0.20%

Total Variable Account Annual Expenses with Maximum Charge for Optional Death Benefit and Living Benefit Riders:	2.10%
*	The Annual Account Fee is waived on Contracts greater than $100,000 in value on your Contract Anniversary. (See "Account Fee.")

**

If you are age 75 or younger on the Open Date, the mortality and expense risks charge will be 1.35% of average daily net Variable Account assets. After annuitization, the sum of the mortality and expense risks charge, the administrative expenses charge, and distribution fee will never be greater than 1.70% of average daily net Variable Account assets, regardless of your age on the Open Date. (See "Mortality and Expense Risks Charge.")

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.

Total Annual Fund Operating Expenses	Minimum	Maximum
(expenses as a percentage of average daily Fund net assets that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)
Prior to any fee waiver or expense reimbursement*	0.65%	23.69%
After reimbursement of contractual expenses**	0.65%	1.45%
*	The expenses shown are for the year ended December 31, 2003, and do not reflect any fee waiver or expense reimbursement.

**

The advisers and/or other service providers of certain Funds have agreed to reduce their fees and/or reimburse the Funds' expenses in order to keep the Funds' expenses below specified limits. The expenses of certain Funds are reduced by contractual fee reduction and expense reimbursement arrangements that will remain in effect at least through May 1, 2005. Other Funds have voluntary fee reduction and/or expense reimbursement arrangements that may be terminated at any time. The minimum and maximum Total Annual Fund Operating Expenses of 0.65% and 1.45%, respectively, are for all Funds taking account of the above-mentioned contractual expense reimbursement arrangements, where applicable.

THE ABOVE EXPENSES FOR THE FUNDS WERE PROVIDED BY THE FUNDS. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

EXAMPLE

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, variable account annual expenses, and Fund fees and expenses, and are based on a sample Contract with the maximum possible fees.

The Example assumes that you invest $10,000 in the Contract for the time periods indicated and that your Contract includes the maximum charges for optional benefits. If these optional benefits were not elected or fewer options were elected, the expense figures shown below would be lower. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Funds. In addition, this Example assumes no transfers were made and no premium taxes were deducted. If these arrangements were considered, the expenses shown would be higher. This Example also does not take into consideration any fee waiver or expense reimbursement arrangement of the Funds. If these arrangements were taken into consideration, the expenses shown would be lower.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
(1)	If you surrender your Contract at the end of the applicable time period:
1 year	3 years	5 years	10 years

$ 387	$4,611	$7,241	$10,253
(2)	If you annuitize your Contract or if you do not surrender your Contract at the end of the applicable time period:
1 year	3 years	5 years	10 years

$ 387	$4,611	$7,241	$10,253

The fee table and example should not be considered a representation of past or future expenses and charges of the Sub-accounts. Your actual expenses may be greater or less than those shown. The example does not include the deduction of state premium taxes, which may be assessed upon full surrender, death or annuitization, or any taxes and penalties you may be required to pay if you surrender the Contract. Similarly, the 5% annual rate of return assumed in the example is not intended to be representative of past or future investment performance. For more information about Fund expenses, including a description of any applicable fee waiver or expense reimbursement arrangement, see the prospectuses for the Funds.

CONDENSED FINANCIAL INFORMATION

Historical information about the value of the units we use to measure the variable portion of your Contract ("Variable Accumulation Units") is included in the back of this Prospectus as Appendix C.

THE ANNUITY CONTRACT

Sun Life Insurance and Annuity Company of New York and Sun Life (N.Y.) Variable Account C (the "Variable Account") offer the Contract on an individual basis in connection with retirement planning. We issue the Contract directly to the individual owner of the Contract.

In this Prospectus, unless we state otherwise, we address Owners of Contracts as "you." For the purpose of determining benefits under the Contracts, we establish an Account for each Owner, which we will refer to as "your" Account.

Your Contract provides a number of important benefits for your retirement planning. It has an Accumulation Phase, during which you make payments under the Contract and allocate them to one or more Variable Account or Fixed Account options, and an Income Phase, during which we make annuity payments based on the amount you have accumulated. Your Contract provides tax deferral, so that you do not pay taxes on your earnings under your Contract until you withdraw them. It provides a basic death benefit if you die during the Accumulation Phase. You may enhance the basic death benefit by electing the optional death benefit rider and paying an additional charge for the optional death benefit rider. Finally, if you so elect, during the Income Phase we will make annuity payments to you or someone else for life or for another period that you choose.

You choose these benefits on a variable or fixed basis or a combination of both. When you choose Variable Account investment options or a Variable Annuity option, your benefits will be responsive to changes in the economic environment, including inflationary forces and changes in rates of return available from different types of investments. With these variable options, you assume all investment risk under your Contract. When you choose the Fixed Annuity option, we assume the investment risk. You may also bear the risk that the interest rates we will offer in the future and the rates we will use in determining your Fixed Annuity may not exceed our minimum guaranteed rate. Our minimum guaranteed interest rate will never be less than that permitted by law.

The Contract is designed for use in connection with personal retirement and deferred compensation plans, some of which qualify for favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. The Contract is also designed so that it may be used in connection with certain non-tax-qualified retirement plans, such as payroll savings plans and such other groups (trusteed or nontrusteed) as may be eligible under applicable law. We refer to Contracts used with plans that receive favorable tax treatment as "Qualified Contracts," and all other Contracts as "Non-Qualified Contracts."

COMMUNICATING TO US ABOUT YOUR CONTRACT

All materials sent to us, including Purchase Payments, must be sent to our Annuity Service Address as set forth on the first page of this Prospectus. For all telephone communications, you must call (800) 447-7569.

Unless this Prospectus states differently, we will consider all materials sent to us and all telephone communications to be received on the date we actually receive them at our Annuity Service Address. However, we will consider all financial transactions, including Purchase Payments, withdrawal requests and transfer instructions, to be received on the next Business Day if we receive them (1) on a day that is not a Business Day or (2) after 4:00 p.m., Eastern Time.

When we specify that notice to us must be in writing, we reserve the right, at our sole discretion, to accept notice in another form.

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

We are a stock life insurance company incorporated under the laws of New York on May 25, 1983. We do business primarily in New York. Our Home Office is located at 122 East 42nd Street, New York, New York 10017.

We are an indirect, wholly-owned subsidiary of Sun Life Assurance Company of Canada ("Sun Life (Canada)"). Sun Life (Canada) completed its demutualization on March 22, 2000. As a result of the demutualization, a new holding company, Sun Life Financial, Inc. ("Sun Life Financial"), is now the ultimate parent of Sun Life (Canada) and the Company. Sun Life Financial, a corporation organized in Canada, is a reporting company under the Securities Exchange Act of 1934 with common shares listed on the Toronto, New York, and Philippine stock exchanges.

THE VARIABLE ACCOUNT

We established the Variable Account as a separate account on October 18, 1985, pursuant to a resolution of our Board of Directors. The Variable Account funds the Contract and various other variable annuity and variable life insurance product contracts which are offered by the Company and unaffiliated offerors. These other products may have features, benefits and charges that are different from those under the Contract.

Under New York insurance law and the Contract, the income, gains or losses of the Variable Account are credited to or charged against the assets of the Variable Account without regard to the other income, gains, or losses of the Company. These assets are held in relation to the Contract and other variable annuity and variable life insurance contracts that provide benefits that vary in accordance with the investment performance of the Variable Account. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business we conduct, all obligations arising under a Contract, including the promise to make annuity payments, are general corporate obligations of the Company.

The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a specific Fund. All amounts allocated to the Variable Account will be used to purchase Fund shares as designated by you at their net asset value. Any and all distributions made by the Funds with respect to the shares held by the Variable Account will be reinvested to purchase additional Fund shares at their net asset value. Deductions from the Variable Account for cash withdrawals, annuity payments, death benefits, Account Fees, Contract charges against the assets of the Variable Account for the assumption of mortality and expense risks, administrative expenses, optional benefit riders, and any applicable taxes will, in effect, be made by redeeming the number of Fund shares at their net asset value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.

VARIABLE ACCOUNT OPTIONS: THE FUNDS

The Contract offers Sub-Accounts that invest in a number of Fund investment options. Each Fund is a mutual fund registered under the Investment Company Act of 1940, or a separate series of shares of such a mutual fund.

More comprehensive information about the Funds, including a discussion of their management, investment objectives, expenses, and potential risks, is found in the current prospectuses for the Funds (the "Fund Prospectuses"). The Fund Prospectuses should be read in conjunction with this Prospectus before you invest. A copy of each Fund Prospectus, as well as a Statement of Additional Information for each Fund, may be obtained without charge from the company by calling (800) 447-7569 or by writing to Sun Life Insurance and Annuity Company of New York, P.O. Box 9133, Wellesley Hills, Massachusetts 02481.

The Funds may also be available to registered separate accounts offering variable annuity and variable life products of other affiliated and unaffiliated insurance companies, as well as to the Variable Account and other separate accounts of the Company. Although we do not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interests of the Variable Account and one or more of the other separate accounts participating in the Funds. A conflict may occur due to a change in law affecting the operations of variable life and variable annuity separate accounts, differences in the voting instructions of the Owners and Payees and those of other companies, or some other reason. In the event of conflict, we will take any steps necessary to protect Owners and Payees, including withdrawal of the Variable Account from participation in the underlying Funds which are involved in the conflict or substitution of shares of other Funds.

Certain of the investment advisers, transfer agents, or underwriters to the Funds may reimburse us for administrative costs in connection with administering the Funds as options under the Contracts. These amounts are not charged to the Funds or Owners, but are paid from assets of the advisers, transfer agents, or underwriters, except for the administrative costs of the Lord Abbett Series Trust Portfolios, which are paid from Fund assets and reflected under "Fees and Expenses."

Certain publicly available mutual funds may have similar investment goals and principal investment policies and risks as one or more of the Funds, and may be managed by a Fund's portfolio manager(s). While a Fund may have many similarities to these other funds, its investment performance will differ from their investment performance. This is due to a number of differences between a Fund and these similar products, including differences in sales charges, expense ratios and cash flows.

THE FIXED ACCOUNT

The Fixed Account is made up of general account assets of the Company. Amounts you allocate to the Fixed Account will be available to fund the claims of all classes of our customers, including claims for benefits under the Contracts. Any obligations of the Fixed Account will be paid first from those assets allocated to the Fixed Account and the excess, if any, will be paid from the general account of the Company.

We will invest the assets of the Fixed Account in those assets we choose that are allowed by New York State insurance laws. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. We intend to invest primarily in investment-grade fixed income securities (i.e., rated by a nationally recognized rating service within the 4 highest grades) or instruments we believe are of comparable quality.

We are not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by New York State insurance laws. You will not have a direct or indirect interest in the Fixed Account investments.

THE FIXED ACCOUNT OPTIONS: THE GUARANTEE PERIODS

You may elect one or more Guarantee Periods from those we make available from time to time. We may offer Guarantee Periods of different durations or stop offering some Guarantee Periods. Once we stop offering a Guarantee Period, allocations, transfers or renewals into that Guarantee Period will not be permitted. In addition, we reserve the right not to make Guarantee Periods available. We may choose to exercise this right before the Open Date or at some later time. At any time, we can reverse our decision to exercise this right.

We publish Guaranteed Interest Rates for each Guarantee Period offered. We may change the Guaranteed Interest Rates we offer from time to time, but no Guaranteed Interest Rate will ever be less than the minimum guaranteed rate permitted by state law. Also, once we have accepted your allocation to a particular Guarantee Period, we promise that the Guaranteed Interest Rate applicable to that allocation will not change for the duration of the Guarantee Period.

We determine Guaranteed Interest Rates at our discretion. We do not have a specific formula for establishing the rates for different Guarantee Periods. Our determination will be influenced by the interest rates on fixed income investments in which we may invest amounts allocated to the Guarantee Periods. We will also consider other factors in determining these rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates.

THE ACCUMULATION PHASE

During the Accumulation Phase of your Contract, you make payments into your Account, and your earnings accumulate on a tax-deferred basis. The Accumulation Phase begins with our acceptance of your first Purchase Payment and ends the Business Day before your Annuity Commencement Date. The Accumulation Phase will end sooner if you surrender your Contract or if the Owner dies before the Annuity Commencement Date.

Issuing Your Contract

When we accept your Application, we "open" the Contract. We refer to this date as the "Open Date." When we receive your initial Purchase Payment, we "issue" your Contract. We refer to this date as the "Issue Date."

We will credit your initial Purchase Payment to your Account within 2 Business Days of receiving your completed Application. If your Application is not complete, we will notify you. If we do not have the necessary information to complete the Application within 5 Business Days, we will send your money back to you or ask your permission to retain your Purchase Payment until the Application is made complete. Then we will apply the Purchase Payment within 2 Business Days of when the Application is complete.

Amount and Frequency of Purchase Payments

The amount of Purchase Payments may vary; however, we will not accept an initial Purchase Payment of less than $20,000, and each additional Purchase Payment must be at least $1,000, unless we waive these limits. In addition, we will not accept a Purchase Payment if your Account Value is over $2 million, or if the Purchase Payment would cause your Account Value to exceed $2 million, unless we have approved the Payment in advance. We reserve the right to refuse Purchase Payments received more than 5 years after your Issue Date or after your 70th birthday, whichever is later. Within these limits, you may make Purchase Payments at any time during the Accumulation Phase.

Allocation of Net Purchase Payments

You may allocate your Purchase Payments among the different Sub-Accounts and Guarantee Periods currently available, but any allocation to a Guarantee Period must be at least $1,000. Over the life of your Contract, you may allocate amounts among as many as 18 of the available investment options.

In your Application, you may specify the percentage of each Purchase Payment to be allocated to each Sub-Account or Guarantee Period. These percentages are called your allocation factors. You may change the allocation factors for future Payments by sending us notice of the change as required. We will use your new allocation factors for the first Purchase Payment we receive with or after we have received notice of the change, and for all future Purchase Payments, until we receive another change notice.

Although it is currently not our practice, we may deduct applicable premium taxes or similar taxes from your Purchase Payments (see "Contract Charges -- Premium Taxes"). In that case, we will credit your Net Purchase Payment, which is the Purchase Payment minus the amount of those taxes.

Your Account

When we accept your first Purchase Payment, we establish an Account for you, which we maintain throughout the Accumulation Phase of your Contract.

Your Account Value

Your Account Value is the sum of the value of the 2 components of your Contract: the Variable Account portion of your Contract ("Variable Account Value") and the Fixed Account portion of your Contract ("Fixed Account Value"). These 2 components are calculated separately, as described below under "Variable Account Value" and "Fixed Account Value."

Variable Account Value

     Variable Accumulation Units

In order to calculate your Variable Account Value, we use a measure called a Variable Accumulation Unit for each Sub-Account. Your Variable Account Value is the sum of your Account Value in each Sub-Account, which is the number of your Variable Accumulation Units for that Sub-Account times the value of each Unit.

     Variable Accumulation Unit Value

The value of each Variable Accumulation Unit in a Sub-Account reflects the net investment performance of that Sub-Account. We determine that value once on each day that the New York Stock Exchange is open for trading, at the close of trading, which is currently 4:00 p.m., Eastern Time. (The close of trading is determined by the New York Stock Exchange.) We also may determine the value of Variable Accumulation Units of a Sub-Account on days the Exchange is closed if there is enough trading in securities held by that Sub-Account to materially affect the value of the Variable Accumulation Units. Each day we make a valuation is called a "Business Day." The period that begins at the time Variable Accumulation Units are valued on a Business Day and ends at that time on the next Business Day is called a "Valuation Period." On days other than Business Days, the value of a Variable Accumulation Unit does not change.

To measure these values, we use a factor -- which we call the Net Investment Factor -- which represents the net return on the Sub-Account's assets. At the end of any Valuation Period, the value of a Variable Accumulation Unit for a Sub-Account is equal to the value of that Sub-Account's Variable Accumulation Units at the end of the previous Valuation Period, multiplied by the Net Investment Factor. We calculate the Net Investment Factor by dividing (1) the net asset value of a Fund share held in the Sub-Account at the end of that Valuation Period, plus the per share amount of any dividend or capital gains distribution made by that Fund during the Valuation Period, by (2) the net asset value per share of the Fund share at the end of the previous Valuation Period; then, for each day in the valuation period, we deduct a factor representing the asset-based insurance charges (the mortality and expense risk charges and the administrative expense charge) plus any applicable charge for optional benefit riders. See "Contract Charges."

For a hypothetical example of how we calculate the value of a Variable Accumulation Unit, see the Statement of Additional Information.

     Crediting and Canceling Variable Accumulation Units

When we receive an allocation to a Sub-Account either from a Net Purchase Payment or a transfer of Account Value, we credit that amount to your Account in Variable Accumulation Units. Similarly, we cancel Variable Accumulation Units when you transfer or withdraw amounts from a Sub-Account, or when we deduct certain charges under the Contract. We determine the number of Units credited or canceled by dividing the dollar amount by the Variable Accumulation Unit value for that Sub-Account at the end of the Valuation Period during which the transaction or charge is effective.

Fixed Account Value

Your Fixed Account Value is the sum of all amounts allocated to Guarantee Periods, either from Net Purchase Payments, transfers or renewals, plus interest credited on those amounts, and minus withdrawals, transfers out of Guarantee Periods, and any deductions for charges under the Contract taken from your Fixed Account Value.

A Guarantee Period begins the day we apply your allocation and ends when all calendar years (or months if the Guarantee Period is less than one year) in the Guarantee Period (measured from the end of the calendar month in which the amount was allocated to the Guarantee Period) have elapsed. The last day of the Guarantee Period is its Expiration Date.

Each additional Purchase Payment, transfer or renewal credited to your Fixed Account Value will result in a new Guarantee Period with its own Expiration Date. Amounts allocated at different times to Guarantee Periods of the same duration may have different Expiration Dates.

We credit interest on amounts allocated to a Guarantee Period at the applicable Guaranteed Interest Rate for the duration of the Guarantee Period. During the Guarantee Period, we credit interest daily at a rate that yields the Guaranteed Interest Rate on an annual effective basis.

Each separate allocation you make to a Guarantee Period, together with interest credited thereon, is called a Guarantee Amount. We will notify you in writing between 45 and 75 days before the Expiration Date for any Guarantee Amount.

A new Guarantee Period of the same duration will begin automatically for that Guarantee Amount on the first day following the Expiration Date, unless before the Expiration Date we receive instructions to transfer the Guarantee Amount to one or more Sub-Accounts, in accordance with the transfer privilege provision of the Contract described below (see "Transfer Privilege").

If we receive no instructions from you prior to the Expiration Date, we will automatically renew your Fixed Account allocation into a new Guarantee Period of the same duration as the last Guarantee Period. If we are no longer offering a Guarantee Period of the same duration, we will automatically transfer your Fixed Account allocation into the Money Market Sub-Account.

Transfer Privilege

     Permitted Transfers

During the Accumulation Phase, you may transfer all or part of your Account Value to one or more Sub-Accounts or Guarantee Periods then available, subject to the following restrictions:
o	You may not make more than 12 transfers in any Contract Year;

o	The amount transferred from a Guarantee Period must be the entire Guarantee Amount, except for transfers of interest credited during the current Contract Year;

o	At least 30 days must elapse between transfers;

o	Transfers to or from Sub-Accounts are subject to terms and conditions that may be imposed by the Funds;

o	We impose additional restrictions on market timers, which are further described below.

These restrictions do not apply to transfers made under any approved Optional Programs. At our discretion, we may waive some or all of these restrictions.

There is usually no charge imposed on transfers; however, we reserve the right to impose a transfer charge of $15 for each transfer. Under current law, there is no tax liability for transfers.

     Requests for Transfers

You may request transfers in writing or by telephone. If the request is received before the earlier of (a) 4:00 p.m. Eastern Time on a Business Day, or (b) the close of the New York Stock Exchange on days that the Stock Exchange closes before 4:00 p.m., the transfer will be effective that day. Otherwise, your transfer request will be effective on the next Business Day. The telephone transfer privilege is available automatically, and does not require your written election. We will require personal identifying information to process a request for a transfer made by telephone. We will not be liable for following instructions communicated by telephone that we reasonably believe are genuine.

Your transfer request will be effective as of the close of the Business Day if we receive your transfer request before the earlier of (a) 4:00 p.m. Eastern Time on a Business Day or (b) the close of the New York Stock Exchange on days that the Stock Exchange closes before 4:00 p.m. Otherwise it will be effective on the next Business Day.

     Short-Term Trading

The Contracts are not designed for short-term trading. If you wish to employ such strategies, do not purchase a Contract. Transfer limits and other restrictions, described below, are subject to our ability to monitor transfer activity. Some Contract Owners and their third party intermediaries engaging in short-term trading may employ a variety of strategies to avoid detection. Despite our efforts to prevent short-term trading, there is no assurance that we will be able to identify such Contract Owners or intermediaries or curtail their trading.

The Company has policies and procedures to discourage frequent transfers of contract value. As described above under "Transfer Privilege," such policies include limiting the number and timing of certain transfers, subject to exceptions described in that section and exceptions designed to protect the interests of individual Contract Owners. The Company also reserves the right to charge a fee for transfers.

Short-term trading activities whether by an individual, a firm, or a third party authorized to initiate transfer requests on behalf of Contract Owner(s) may be subject to other restrictions as well. If, in our judgment we determine that a third party acting on your behalf is engaging (alone or in combination with transfers effected by you directly) in a pattern of short-term trading, we may refuse to process or delay processing certain transfers requested by such a third party. In particular, we will treat as short-term trading activity any transfer that is requested by an authorized third party within 30 days of a previous transfer (whether the earlier transfer was requested by you or a third party acting on your behalf), and we also reserve the right to reject or delay such transfer request and take other action. Such other actions include, but are not limited to, restricting your transfer privileges more narrowly than the policies described under "Transfer Privilege" and refusing any and all transfer instructions. We will provide you written notification of any restrictions imposed. Transfers that are delayed will be delayed one Business Day. Both the purchase and redemption sides of the transfer will be processed on the second Business Day. In addition to the restrictions on short-term trading, third parties that engage in reallocations of contract values are subject to special restrictions. The special restrictions, among other requirements, may limit the frequency of the transfer, require advance notice of the transfer, and entail a reallocation or exchange of 100% of values in the redeeming sub-accounts.

In addition, some of the Funds reserve the right to delay or refuse purchase or transfer requests from the Variable Account if, in the judgment of the Fund's investment adviser, the Fund would be unable to invest effectively in accordance with its investment objective and policies, or the request is considered to be part of a short-term trading strategy. Accordingly, the Variable Account may not be in a position to effectuate some transfers with such Funds and, therefore, will be unable to process such transfer requests. We also reserve the right to refuse or delay requests involving transfers to or from the Fixed Account.

Waivers; Reduced Charges; Special Guaranteed Interest Rates

We may reduce or waive the annual Account Fee, credit additional amounts, grant Special Guaranteed Interest Rates in certain situations, or offer other options or benefits. These situations may include sales of Contracts (1) where selling and/or maintenance costs associated with the Contracts are reduced, such as the sale of several Contracts to the same Owner, sales of large Contracts, and certain group sales, and (2) to officers, directors and employees of the Company or its affiliates, registered representatives and employees of broker-dealers with a current selling agreement with the Company and affiliates of such representatives and broker-dealers, employees of affiliated asset management firms, and persons who have retired from such positions ("Eligible Employees") and immediate family members of Eligible Employees. Eligible Employees and their immediate family members may also purchase a Contract without regard to minimum Purchase Payment requirements.

Optional Programs

You may participate in any of the following optional programs free of charge. Transfers made pursuant to the provisions of the following optional programs will not be charged a transfer fee, nor will such transfers count as one of the 12 free transfers per year allowed under the section entitled "Transfer Privilege."

     Dollar-Cost Averaging

Dollar-cost averaging allows you to invest gradually, over time, in up to 12 Sub-Accounts. You may select a dollar-cost averaging program at no extra charge by allocating a minimum of $1,000 to a designated Sub-Account or to a Guarantee Period we make available in connection with the program. Amounts allocated to the Fixed Account under the program will earn interest at a rate declared by the Company for the Guarantee Period you select. Previously applied amounts may not be transferred to a Guarantee Period made available in connection with this program. At regular time intervals, we will transfer the same amount automatically to one or more Sub-Accounts that you choose, up to a maximum of 12 Sub-Accounts. The program continues until your Account Value allocated to the program is depleted or you elect to stop the program. The final amount transferred from the Fixed Account will include all interest earned.Any new allocation of a Purchase Payment to the program will be treated as commencing a new dollar-cost averaging program and is subject to the $1,000 minimum.

The main objective of a dollar-cost averaging program is to minimize the impact of short-term price fluctuations on Account Value. In general, since you transfer the same dollar amount to the variable investment options at set intervals, dollar-cost averaging allows you to purchase more Variable Accumulation Units (and, indirectly, more Fund shares) when prices are low and fewer Variable Accumulation Units (and, indirectly, fewer Fund shares) when prices are high. Therefore, you may achieve a lower average cost per Variable Accumulation Unit over the long term. A dollar-cost averaging program allows you to take advantage of market fluctuations. However, it is important to understand that a dollar-cost averaging program does not assure a profit or protect against loss in a declining market. We do not allow transfers into any of the Guarantee Periods.

     Asset Allocation

One or more asset allocation programs may be available in connection with the Contract, at no extra charge. Asset allocation is the process of investing in different asset classes -- such as equity funds, fixed income funds, and money market funds -- depending on your personal investment goals, tolerance for risk, and investment time horizon. By spreading your money among a variety of asset classes, you may be able to reduce the risk and volatility of investing, although there are no guarantees, and asset allocation does not insure a profit or protect against loss in a declining market.

Currently, you may select one of the asset allocation models, each of which represents a combination of Sub-Accounts with a different level of risk. These asset allocation models, as well as the terms and conditions of the asset allocation program, are fully described in a separate brochure. We may add or delete such programs in the future.

If you elect an asset allocation program, we will automatically allocate your Purchase Payments among the Sub-Accounts represented in the model you choose. By electing an asset allocation program, you thereby authorize us to automatically reallocate your investment options that participate in the asset allocation program, as determined by the terms of the asset allocation program, to reflect the current composition of the model you have selected, without further instruction, until we receive notification that you wish to terminate the program or choose a different model.

     Systematic Withdrawal Program

If you have an Account Value of $10,000 or more, you may select our Systematic Withdrawal Program.

Under the Systematic Withdrawal Program, you determine the amount and frequency of regular withdrawals you would like to receive from your Fixed Account Value and/or Variable Account Value and we will effect them automatically. The withdrawals under this program may be included as income and subject to a 10% federal tax penalty. You should consult a qualified tax professional before choosing these options.

You may change or stop this program at any time, by written notice to us or other means approved by us.

     Portfolio Rebalancing Program

Under the Portfolio Rebalancing Program, we transfer funds among all Sub-Accounts to maintain the percentage allocation you have selected among these Sub-Accounts. At your election, we will make these transfers on a quarterly, semi-annual or annual basis.

WITHDRAWALS

Cash Withdrawals

     Requesting a Withdrawal

At any time during the Accumulation Phase, you may withdraw in cash all or any portion of your Account Value. To make a withdrawal, you must send us a written request at our Annuity Service Address. Your request must specify whether you want to withdraw the entire amount of your Account or, if less, the amount you wish to receive.

We do not deduct any sales charge from your Purchase Payments when they are made, nor do we impose a withdrawal charge (known as a "contingent deferred sales charge") on amounts you withdraw. Withdrawals may have adverse income tax consequences, including a 10% penalty tax (see "Tax Considerations"). You should carefully consider these tax consequences before requesting a cash withdrawal.

     Full Withdrawals

If you request a full withdrawal, we calculate the amount we will pay you as follows: We start with the total value of your Account at the end of the Valuation Period during which we receive your withdrawal request; and then we deduct the Account Fee for the Contract Year in which the withdrawal is made.

A full withdrawal results in the surrender of your Contract, and cancellation of all rights and privileges under your Contract.

     Partial Withdrawals

If you request a partial withdrawal, we will pay you the actual amount specified in your request and then reduce the value of your Account by the total of the amount paid.

You may specify the amount you want withdrawn from each Sub-Account and/or Guarantee Amount to which your Account is allocated. If you do not so specify, we will deduct the total amount you request pro rata, based on your Account Value at the end of the Valuation Period during which we receive your request.

If you request a partial withdrawal that would result in your Account Value being reduced to an amount less than the Account Fee for the Contract Year in which you make the withdrawal, we will treat it as a request for a full withdrawal.

     Time of Payment

We will pay you the applicable amount of any full or partial withdrawal within 7 days after we receive your withdrawal request, except in cases where we are permitted, and choose, to defer payment under the Investment Company Act of 1940 and New York State insurance law. Currently, we may defer payment of amounts you withdraw from the Variable Account only for the following periods:
o	When the New York Stock Exchange is closed (except weekends and holidays) or when trading on the New York Stock Exchange is restricted;

o	When it is not reasonably practical to dispose of securities held by a Fund or to determine the value of the net assets of a Fund, because an emergency exists; or

o	When a SEC order permits us to defer payment for the protection of Owners.

We also may defer payment of amounts you withdraw from the Fixed Account for up to 6 months from the date we receive your withdrawal request. We do not pay interest on the amount of any payments we defer.

     Withdrawal Restrictions for Qualified Plans

If your Contract is a Qualified Contract, you should carefully check the terms of your retirement plan for limitations and restrictions on cash withdrawals.

Special restrictions apply to withdrawals from Contracts used for Section 403(b) annuities (see "Tax Considerations -- Tax-Sheltered Annuities").

CONTRACT CHARGES

Account Fee

During the Accumulation Phase of your Contract, we will deduct from your Account an annual Account Fee of $30 to help cover the administrative expenses we incur related to the issuance of Contracts and the maintenance of Accounts. We deduct the Account Fee on each Contract Anniversary. We deduct the Account Fee pro rata from each Sub-Account and each Guarantee Period, based on the allocation of your Account Value on your Contract Anniversary.

We will not charge the Account Fee if:
o	your Account has been allocated only to the Fixed Account during the applicable Account Year; or

o	your Account Value is $100,000 or more on your Contract Anniversary.

If you make a full withdrawal of your Account, we will deduct the full amount of the Account Fee at the time of the withdrawal. In addition, on the Annuity Commencement Date we will deduct a pro rata portion of the Account Fee to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date.

After the Annuity Commencement Date, we will deduct an annual Account Fee of $30 in the aggregate in equal amounts from each Variable Annuity payment we make during the year. We do not deduct any Account Fee from Fixed Annuity payments.

Administrative Expense Charge and Distribution Fee

We deduct an administrative expense charge from the assets of the Variable Account at an annual effective rate equal to 0.15% during both the Accumulation Phase and the Income Phase. This charge is designed to reimburse us for expenses we incur in administering the Contracts, Owner Accounts and the Variable Account that are not covered by the annual Account Fee.

We also deduct a distribution fee from the assets of the Variable Account at an effective annual rate equal to 0.20% during both the Accumulation Phase and the Income Phase. This charge is designed to reimburse us for the expenses associated with distributing and issuing the Contracts.

Mortality and Expense Risk Charge

During the Accumulation Phase, we deduct a mortality and expense risk charge from the assets of the Variable Account at an effective annual rate equal to 1.35%, if you are age 75 or younger on the Open Date (1.55%, if you are age 76 or older on the Open Date). If your Purchase Payments or Account Value exceeds $1 million on your Account Anniversary, an amount equal to 0.15% of your Account Value will be credited to your Account on that date and on every subsequent Account Anniversary during the Accumulation Phase. (The credit is paid out of our general account and is the result of cost savings realized on larger-sized Contracts.) The mortality risk we assume arises from our contractual obligation to continue to make annuity payments to each Annuitant, regardless of how long the Annuitant lives and regardless of how long all Annuitants as a group live. This obligation assures each Annuitant that neither the longevity of fellow Annuitants nor an improvement in life expectancy generally will have an adverse effect on the amount of any annuity payment received under the Contract. The mortality risk also arises from our contractual obligation to pay a death benefit upon the death of the Owner prior to the Annuity Commencement Date. The expense risk we assume is the risk that the annual Account Fee, administrative expense charge, and the distribution fee we assess under the Contract may be insufficient to cover the actual total administrative expenses we incur. If the amount of the charge is insufficient to cover the mortality and expense risks, we will bear the loss. If the amount of the charge is more than sufficient to cover the risks, we will make a profit on the charge. We may use this profit for any proper corporate purpose, including the payment of marketing and distribution expenses for the Contract.

Charges for Optional Death Benefit Riders

If you elect the optional death benefit rider, we will deduct, during the Accumulation Phase, a charge from the assets of the Variable Account equal to 0.20% of the average daily value of your Contract.

Premium Taxes

In New York there is no premium tax. However, if an Owner or Payee is not a New York state resident, a premium tax may be imposed depending on where the Owner or Payee resides. We believe that the amounts of applicable premium taxes currently range from 0% to 3.5%. You should consult a qualified tax professional to find out if you could be subject to a premium tax and the amount of any tax.

In order to reimburse us for the premium tax we may pay on Purchase Payments, our policy is to deduct the amount of such taxes from the amount you apply to provide an annuity at the time of annuitization. However, we reserve the right to deduct the amount of any applicable tax from your Account at any time, including at the time you make a Purchase Payment or make a full or partial withdrawal. We do not make any profit on the deductions we make to reimburse premium taxes.

Fund Expenses

There are fees and charges deducted from each Fund. These fees and expenses are described in the Fund prospectuses and related Statements of Additional Information.

DEATH BENEFIT

If the Owner dies during the Accumulation Phase, we may pay a death benefit to your Beneficiary, using the payment method elected (a single cash payment or one of our Annuity Options). If the Beneficiary is not living on the date of death of the Owner, we may pay the death benefit to the surviving Owner, if any, or, if there is no Owner, in one sum to your estate. We do not pay a death benefit if the Owner dies during the Income Phase. However, the Beneficiary will receive any annuity payments provided under an Annuity Option that is in effect. If your Contract names more than one Owner, we will pay the death benefit upon the first death of such Owners.

Amount of Death Benefit

To calculate the amount of the death benefit, we use a "Death Benefit Date." The Death Benefit Date is the date we receive proof of the death of the Owner in an acceptable form ("Due Proof of Death") if you have elected a death benefit payment method before the death of the Owner and it remains in effect. Otherwise, the Death Benefit Date is the later of the date we receive Due Proof of Death or the date we receive the Beneficiary's election of either payment method or, if the Beneficiary is your spouse, Contract continuation. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, we reserve the right to provide a lump sum to your Beneficiary.

The amount of the death benefit is determined as of the Death Benefit Date.

The Basic Death Benefit

In general, the death benefit will be the greater of the following amounts:
(1)	Your Account Value for the Valuation Period during which the Death Benefit Date occurs; and

(2)	Your total Adjusted Purchase Payments (Purchase Payments adjusted for partial withdrawals as described in "Calculating the Death Benefit") as of the Death Benefit Date.

For examples of how to calculate this basic death benefit, see Appendix B.

Optional Death Benefit Rider

You may enhance the "Basic Death Benefit" by electing an optional death benefit rider known as the Maximum Anniversary Account Value Rider ("MAV"). You must make your election before the date on which your Contract becomes effective. You will pay a charge for the optional death benefit rider. (For a description of the charge, see "Charges for Optional Death Benefit Rider.") The rider is available only if you are younger than 80 on the Open Date. The optional death benefit election may not be changed after the Contract is issued. The death benefit under the optional death benefit rider will be adjusted for all partial withdrawals as described in the Prospectus under the heading "Calculating the Death Benefit."

Under the MAV rider, the death benefit will be the greater of:
o	the amount payable under the basic death benefit above, or

o

your Highest Account Value on any Contract Anniversary before the Owner's 81st birthday, adjusted for any subsequent Purchase Payments and partial withdrawals made between that Contract Anniversary and the Death Benefit Date.

In determining the Highest Account Value, on the second and each subsequent Contract Anniversary, the current Account Value is compared to the previous Highest Account Value, adjusted for any Purchase Payments and partial withdrawals made during the Contract Year ending on that Contract Anniversary. If the current Account Value exceeds the adjusted Highest Account Value, the current Account Value will become the new Highest Anniversary Account Value.

Spousal Continuance

If your spouse is your sole Beneficiary, upon your death your spouse may elect to continue the Contract as the Owner, rather than receive the death benefit amount. In that case, we will not pay a death benefit, but the Contract's Account Value will be equal to your Contract's death benefit amount, as defined under the "Basic Death Benefit" or any optional death benefit rider you have selected. All Contract provisions, including any optional death benefit rider you have selected, will continue as if your spouse had purchased the Contract on the Death Benefit Date with a deposit equal to the death benefit amount. For purposes of calculating death benefits and expenses from that date forward, your spouse's age on the original effective date of the Contract will be used. Upon surrender or annuitization, this step-up to the spouse will not be treated as premium, but will be treated as income.

Calculating the Death Benefit

In calculating the death benefit amount payable under option (2) of the "Basic Death Benefit" or under the optional death benefit rider, any partial withdrawals will reduce the death benefit amount to an amount equal to the death benefit amount immediately before the withdrawal multiplied by the ratio of the Account Value immediately after the withdrawal to the Account Value immediately before the withdrawal.

If the death benefit is the amount payable under options (2) of the "Basic Death Benefit" or under the optional death benefit rider, your Account Value may be increased by the excess, if any, of that amount over option (1) of the "Basic Death Benefit." Any such increase will be allocated to the Sub-Accounts in proportion to your Account Value in those Sub-Accounts on the Death Benefit Date. Such increase will be made only if the Beneficiary elects to annuitize, elects to defer annuitization, or elects to continue the Contract. Also, any portion of this new Account Value attributed to the Fixed Account will be transferred to the available Money Market Fund investment option.

Method of Paying Death Benefit

The death benefit may be paid in a single cash payment or as an annuity (either fixed, variable or a combination), under one or more of our Annuity Options. We describe the Annuity Options in this Prospectus under "The Income Phase -- Annuity Provisions."

During the Accumulation Phase, you may elect the method of payment for the death benefit. These elections are made by sending us, at our Annuity Address, a completed election form, which we will provide. If no such election is in effect on the date of your death, the Beneficiary may elect either a single cash payment or an annuity. If the Beneficiary is your spouse, the Beneficiary may elect to continue the Contract. This election is made by sending us a letter of instruction. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, the Beneficiary shall be deemed to have elected to defer receipt of payment under any death benefit option until a written election is submitted to the Company or a distribution is required by law.

If we pay the death benefit in the form of an Annuity Option, the Beneficiary becomes the Annuitant/Payee under the terms of that Annuity Option.

Non-Qualified Contracts

If your Contract is a Non-Qualified Contract, special distribution rules apply to the payment of the death benefit. The amount of the death benefit must be distributed either (1) as a lump sum within 5 years after your death, or (2) if in the form of an annuity, over a period not greater than the life or expected life of the "designated beneficiary" within the meaning of Section 72(s) of the Internal Revenue Code, with payments beginning no later than one year after your death.

The person you have named as Beneficiary under your Contract, if any, will be the "designated beneficiary." If the named Beneficiary is not living and no contingent beneficiary has been named, the surviving Owner, if any, or the estate of the deceased Owner automatically becomes the designated beneficiary.

If the designated beneficiary is your surviving spouse, your spouse may continue the Contract in his or her own name as Owner. To make this election, your spouse must give us written notification within 60 days after we receive Due Proof of Death. The special distribution rules will then apply on the death of your spouse. To understand what happens when your spouse continues the Contract, see "Spousal Continuance," above.

During the Income Phase, if the Annuitant dies, the remaining value of the Annuity Option in place must be distributed at least as rapidly as the method of distribution under that option.

If the Owner is not a natural person, these distribution rules apply upon the death or removal of any Annuitant.

Payments made in contravention of these special rules would adversely affect the treatment of the Contracts as annuity contracts under the Internal Revenue Code. Neither you nor the Beneficiary may exercise rights that would have that effect.

Selection and Change of Beneficiary

You select your Beneficiary in your Application. You may change your Beneficiary at any time by sending us written notice on our required form, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.

Payment of Death Benefit

Payment of the death benefit in cash will be made within 7 days of the Death Benefit Date, except if we are permitted to defer payment in accordance with the Investment Company Act of 1940. If an Annuity Option is elected, the Annuity Commencement Date will be the first day of the second calendar month following the Death Benefit Date, and your Account will remain in effect until the Annuity Commencement Date.

THE INCOME PHASE - ANNUITY PROVISIONS

During the Income Phase, we make regular monthly annuity payments to the Annuitant.

The Income Phase of your Contract begins with the Annuity Commencement Date. On that date, we apply your Account Value, adjusted as described below, under the Annuity Option(s) you have selected, and we make the first annuity payment.

Once the Income Phase begins, no lump sum settlement option or cash withdrawals are permitted, except pursuant to Annuity Option D, Monthly Payments for a Specified Period Certain, as described below under the heading "Annuity Options," and you cannot change the Annuity Option selected. You may request a full withdrawal before the Annuity Commencement Date, which will be subject to all charges applicable on withdrawals (see "Withdrawals").

Selection of Annuitant(s)

You select the Annuitant in your Application. The Annuitant is the person who receives annuity payments during the Income Phase and on whose life these payments are based. In your Contract, the Annuity Options refer to the Annuitant as the "Payee." If you name someone other than yourself as Annuitant and the Annuitant dies before the Income Phase, you become the Annuitant.

When an Annuity Option has been selected as the method of paying the death benefit, the Beneficiary is the Payee of the annuity payments.

Selection of the Annuity Commencement Date

You select the Annuity Commencement Date in your Application. The following restrictions apply to the date you may select:
o	The earliest possible Annuity Commencement Date is the first day of the second month following your Issue Date.

o

The latest possible Annuity Commencement Date is the later of (a) 10 years from the Issue Date or (b) the first day of the month following the Annuitant's 90th birthday. If there is a Co-Annuitant, the Annuity Commencement Date applies to the younger of the Annuitant and Co-Annuitant.

o	The Annuity Commencement Date must always be the first day of a month.

You may change the Annuity Commencement Date from time to time by sending us written notice, with the following additional limitations:
o	We must receive your notice at least 30 days before the current Annuity Commencement Date.

o	The new Annuity Commencement Date must be at least 30 days after we receive the notice.

There may be other restrictions on your selection of the Annuity Commencement Date imposed by your retirement plan or applicable law. In most situations, current law requires that for a Qualified Contract, certain minimum distributions must commence no later than April 1 following the year the Annuitant reaches age 70 1/2 (or, for Qualified Contracts other than IRAs, no later than April 1 following the year the Annuitant retires, if later than the year the Annuitant reaches age 70 1/2).

Annuity Options

We offer the following Annuity Options for payments during the Income Phase. Each Annuity Option may be selected for a Variable Annuity, a Fixed Annuity, or a combination of both. We may also agree to other settlement options, at our discretion.

      Annuity Option A - Life Annuity

We provide monthly payments during the lifetime of the Annuitant. Annuity payments stop when the Annuitant dies. There is no provision for continuation of any payments to a Beneficiary.

     Annuity Option B - Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain

We make monthly payments during the lifetime of the Annuitant. In addition, we guarantee that the Beneficiary will receive monthly payments for the remainder of the period certain, if the Annuitant dies during that period. The election of a longer period results in smaller monthly payments. If no Beneficiary is designated, we pay the discounted value of the remaining payments in one sum to the Annuitant's estate. The Beneficiary may also elect to receive the discounted value of the remaining payments in one sum. The discount rate for a Variable Annuity will be the assumed interest rate in effect; the discount rate for a Fixed Annuity will be based on the interest rate we used to determine the amount of each payment.

     Annuity Option C - Joint and Survivor Annuity

We make monthly payments during the lifetime of the Annuitant and another person you designate and during the lifetime of the survivor of the two. We stop making payments when the last survivor dies. There is no provision for continuance of any payments to a Beneficiary.

     Annuity Option D - Monthly Payments for a Specified Period Certain

We make monthly payments for a specified period of time from 5 to 30 years, as you elect. If payments under this option are paid on a variable annuity basis, the Annuitant may elect to receive in one sum, at any time, some or all of the discounted value of the remaining payments, the discount rate for this purpose will be the assumed interest rate in effect. If the Annuitant dies during the period selected, the remaining income payments are made as described under Annuity Option B. The election of this Annuity Option may result in the imposition of a penalty tax.

Selection of Annuity Option

You select one or more of the Annuity Options, which you may change from time to time during the Accumulation Phase, as long as we receive your selection or change in writing at least 30 days before the Annuity Commencement Date. If we have not received your written selection on the 30th day before the Annuity Commencement Date, you will receive Annuity Option B, for a life annuity with 120 monthly payments certain.

You may specify the proportion of your Adjusted Account Value you wish to provide a Variable Annuity or a Fixed Annuity. Under a Variable Annuity, the dollar amount of payments will vary, while under a Fixed Annuity, the dollar amount of payments will remain the same. If you do not specify a Variable Annuity or a Fixed Annuity, your Adjusted Account Value will be divided between Variable Annuities and Fixed Annuities in the same proportions as your Account Value was divided between the Variable and Fixed Accounts on the Annuity Commencement Date. You may allocate your Adjusted Account Value applied to a Variable Annuity among the Sub-Accounts, or we will use your existing allocations.

There may be additional limitations on the options you may elect under your particular retirement plan or applicable law.

Remember that the Annuity Options may not be changed once annuity payments begin.

Amount of Annuity Payments

     Adjusted Account Value

The Adjusted Account Value is the amount we apply to provide a Variable Annuity and/or a Fixed Annuity. We calculate Adjusted Account Value by taking your Account Value on the Business Day just before the Annuity Commencement Date and making the following adjustments:
o	We deduct a proportional amount of the Account Fee, based on the fraction of the current Contract Year that has elapsed.

o	We deduct any applicable premium tax or similar tax if not previously deducted.

     Variable Annuity Payments

On the Annuity Commencement Date, we will exchange your Account's Variable Annuity Units for Annuitization Units which have annual insurance charges of 1.70% of your average daily net assets, regardless of your age on the Open Date. Variable Annuity payments may vary each month. We determine the dollar amount of the first payment using the portion of your Adjusted Account Value applied to a Variable Annuity and the Annuity Payment Rates in your Contract, which are based on an assumed interest rate of 3% per year, compounded annually. See "Annuity Payment Rates."

To calculate the remaining payments, we convert the amount of the first payment into Annuity Units for each Sub-Account; we determine the number of those Annuity Units by dividing the portion of the first payment attributable to the Sub-Account by the Annuity Unit Value of that Sub-Account for the Valuation Period ending just before the Annuity Commencement Date. This number of Annuity Units for each Sub-Account will remain constant (unless the Annuitant requests an exchange of Annuity Units). However, the dollar amount of the next Variable Annuity payment -- which is the sum of the number of Annuity Units for each Sub-Account times its Annuity Unit Value for the Valuation Period ending just before the date of the payment -- will increase, decrease, or remain the same, depending on the net investment return of the Sub-Accounts.

If the net investment return of the Sub-Accounts selected is the same as the assumed interest rate of 3%, compounded annually, the payments will remain level. If the net investment return exceeds the assumed interest rate, payments will increase and, conversely, if it is less than the assumed interest rate, payments will decrease.

Please refer to the Statement of Additional Information for more information about calculating Variable Annuity Units and Variable Annuity payments, including examples of these calculations.

     Fixed Annuity Payments

Fixed Annuity payments are the same each month. We determine the dollar amount of each Fixed Annuity payment using the fixed portion of your Adjusted Account Value and the applicable Annuity Payment Rates. These will be either (1) the rates in your Contract, or (2) new rates we have published and are using on the Annuity Commencement Date, if they are more favorable. See "Annuity Payment Rates."

     Minimum Payments

If your Adjusted Account Value is less than $2,000, or the first annuity payment for any Annuity Option is less than $20, we will pay the Adjusted Account Value to the Annuitant in one payment.

Exchange of Variable Annuity Units

During the Income Phase, the Annuitant may exchange Annuity Units in one Sub-Account for Annuity Units in another Sub-Account, up to 12 times each Contract Year. To make an exchange, the Annuitant sends us, at our Annuity Service Address, a written request stating the number of Annuity Units in the Sub-Account he or she wishes to exchange and the new Sub-Account for which Annuity Units are requested. The number of new Annuity Units will be calculated so the dollar amount of an annuity payment on the date of the exchange would not be affected. To calculate this number, we use Annuity Unit values for the Valuation Period during which we receive the exchange request.

Before exchanging Annuity Units in one Sub-Account for those in another, the Annuitant should carefully review the relevant Fund prospectuses for the investment objectives and risk disclosure of the Funds in which the Sub-Accounts invest.

During the Income Phase, we permit only exchanges among Sub-Accounts. No exchanges to or from a Fixed Annuity are permitted.

Account Fee

During the Income Phase, we deduct the annual Account Fee of $30 in equal amounts from each Variable Annuity payment. We do not deduct the annual Account Fee from Fixed Annuity payments.

Annuity Payment Rates

The Contracts contain Annuity Payment Rates for each Annuity Option described in this Prospectus. The rates show, for each $1,000 applied, the dollar amount of (a) the first monthly Variable Annuity payment based on the assumed interest rate specified in the applicable Contract (3% per year, compounded annually), and (b) the monthly Fixed Annuity payment, when this payment is based on the minimum guaranteed interest rate specified in the Contract.

The Annuity Payment Rates may vary according to the Annuity Option elected and the adjusted age of the Annuitant. The Contracts also describe the method of determining the adjusted age of the Annuitant. The mortality table used in determining the Annuity Payment Rates for Annuity Options A, B and C is the Annuity 2000 Table.

Annuity Options as Method of Payment for Death Benefit

You or your Beneficiary may also select one or more Annuity Options to be used in the event of the Owner's death before the Income Phase, as described under the "Death Benefit" section of this Prospectus. In that case, your Beneficiary will be the Annuitant. The Annuity Commencement Date will be the first day of the second month beginning after the Death Benefit Date.

OTHER CONTRACT PROVISIONS

Exercise of Contract Rights

A Contract belongs to the individual to whom the Contract is issued. All Contract rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant before the Annuity Commencement Date, except as the Contract otherwise provides.

The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Owner prior to the Annuity CommencementDate, or on the death of the Annuitant after the Annuity Commencement Date. Such Payee may thereafter exercise such rights and privileges, if any, of ownership which continue.

Change of Ownership

Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee or custodian of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code for the benefit of the Owner; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

The Owner of a Non-Qualified Contract may change the ownership of the Contract prior to the Annuity Commencement Date. A change of ownership will not be binding on us until we receive written notification. When we receive such notification, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to us on account of any payment we make or any action we take before receiving the change. If you change the Owner of a Non-Qualified Contract, you will become immediately liable for the payment of taxes on any gain realized under the Contract prior to the change of ownership, including possible liability for a 10% federal excise tax.

Change of ownership will not change the Owner named when the Contract is issued. This means that all death benefits and surrender charge waivers will continue to be based on the Owner and not the Owner. The amount payable on the death of the new Owner will be the Surrender Value.

Voting of Fund Shares

We will vote Fund shares held by the Sub-Accounts at meetings of shareholders of the Funds or in connection with similar solicitations, according to the voting instructions received from persons having the right to give voting instructions. During the Accumulation Phase, you will have the right to give voting instructions, except in the case of a Group Contract where the Owner has reserved this right. During the Income Phase, the Payee -- that is the Annuitant or Beneficiary entitled to receive benefits -- is the person having such voting rights. We will vote any shares attributable to us and Fund shares for which no timely voting instructions are received in the same proportion as the shares for which we receive instructions from Owners and Payees, as applicable.

Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under plans, other than rights afforded by the Investment Company Act of 1940, or any duty to inquire as to the instructions received or the authority of Owners or others, as applicable, to instruct the voting of Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

All Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each person having the right to give voting instructions at least 10 days prior to each meeting of the shareholders of the Fund. We will determine the number of Fund shares as to which each such person is entitled to give instructions as of the record date set by the Funds for such meeting, which is expected to be not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all of the Variable Accumulation Units of the particular Sub-Account credited to the Owner Account by the net asset value of one Fund share as of the same date. On or after the Annuity Commencement Date, the number of Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the Sub-Account with respect to the particular Payee by the net asset value of a Fund share as of the same date. After the Annuity Commencement Date, the number of Fund shares as to which a Payee is entitled to give voting instructions will generally decrease due to the decrease in the reserve.

Periodic Reports

During the Accumulation Period we will send you, at least once during each Contract Year, a statement showing the number, type and value of Accumulation Units credited to your Account and the Fixed Accumulation Value of your Account, which statement shall be accurate as of a date not more than 2 months previous to the date of mailing. These periodic statements contain important information concerning your transactions with respect to your Contract. It is your obligation to review each such statement carefully and to report to us, at the address or telephone number provided on the statement, any errors or discrepancies in the information presented therein within 60 days of the date of such statement. Unless we receive notice of any such error or discrepancy from you within such period, we may not be responsible for correcting the error or discrepancy.

In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and the Funds as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. We will also send such statements reflecting transactions in your Account as may be required by applicable laws, rules and regulations.

Upon request, we will provide you with information regarding fixed and variable accumulation values.

Substitution of Securities

Shares of any or all Funds may not always be available for investment under the Contract. We may add or delete Funds or other investment companies as variable investment options under the Contract. We may also substitute for the shares held in any Sub-Account shares of another Fund or shares of another registered open-end investment company or unit investment trust, provided that the substitution has been approved, if required, by the SEC and the Superintendent of Insurance of the State of New York. In the event of any substitution pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the substitution.

Change in Operation of Variable Account

At our election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Account requires an order by the SEC. In the event of any change in the operation of the Variable Account pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Splitting Units

We reserve the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Contract.

Modification

Upon notice to the Owner (or the Payee(s) during the Income Phase), we may modify the Contract if such modification: (i) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; (ii) is necessary to assure continued qualification of the Contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts; (iii) is necessary to reflect a change in the operation of the Variable Account or the Sub-Account(s) (see "Change in Operation of Variable Account"); (iv) provides additional Variable Account and/or fixed accumulation options; or (v) as may otherwise be in the best interests of Owners, or Payees, as applicable. In the event of any such modification, we may make appropriate endorsement in the Contract to reflect such modification.

Reservation of Rights

We reserve the right, to the extent permitted by law, to: (1) combine any 2 or more variable accounts; (2) add or delete Funds, sub-series thereof or other investment companies and corresponding Sub-Accounts; (3) add or remove Guarantee Periods available at any time for election by an Owner; and (4) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Variable Account. Where required by law, we will obtain approval of changes from Owners or any appropriate regulatory authority. In the event of any change pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the change.

Right to Return

If you are not satisfied with your Contract, you may return it by mailing or delivering it to us at our Annuity Service Address, as shown on the cover of this Prospectus, within 10 days after it was delivered to you. When we receive the returned Contract, it will be cancelled and we will refund to you your Account Value. If applicable state law requires, we will return the full amount of any Purchase Payment(s) we received. State law may also require us to give you a longer "free look" period or allow you to return the Contract to your sales representative.

If you are establishing an Individual Retirement Annuity ("IRA"), the Internal Revenue Code requires that we give you a disclosure statement containing certain information about the Contract and applicable legal requirements. We must give you this statement on or before the date the IRA is established. If we give you the disclosure statement before the seventh day preceding the date the IRA is established, you will not have any right of revocation under the Code. If we give you the disclosure statement at a later date, then you may give us a notice of revocation at any time within 7 days after your Issue Date. Upon such revocation, we will refund your Purchase Payment(s). This right of revocation with respect to an IRA is in addition to the return privilege set forth in the preceding paragraph. We allow an Owner establishing an IRA a "ten day free-look," notwithstanding the provisions of the Internal Revenue Code.

TAX CONSIDERATIONS

This section provides general information on the federal income tax consequences of the ownership of a Contract based upon our understanding of current federal tax laws. Actual federal tax consequences will vary depending on, among other things, the type of retirement plan under which your Contract is issued. Also, legislation altering the current tax treatment of annuity contracts could be enacted in the future and could apply retroactively to Contracts that were purchased before the date of enactment. We make no attempt to consider any applicable federal estate, federal gift, state or other tax laws. We also make no guarantee regarding the federal, state, or local tax status of any Contract or any transaction involving any Contract. You should consult a qualified tax professional for advice before purchasing a Contract or executing any other transaction (such as a rollover, distribution, withdrawal or payment) involving a Contract.

Deductibility of Purchase Payments

For federal income tax purposes, Purchase Payments made under Non-Qualified Contracts are not deductible. Under certain circumstances, Purchase Payments made under Qualified Contracts may be excludible or deductible from taxable income. Any such amounts will also be excluded from the "investment in the contract" for purposes of determining the taxable portion of any distributions from a Qualified Contract.

Pre-Distribution Taxation of Contracts

Generally, an increase in the value of a Contract will not give rise to a current income tax liability to the Owner of a Contract or to any payee under the Contract until a distribution is received from the Contract. However, certain assignments or pledges of a Contract or loans under a Contract will be treated as distributions to the Owner of the Contract and will accelerate the taxability of any increases in the value of a Contract.

Also, corporate (or other non-natural person) Owners of a Non-Qualified Contract will generally incur a current tax, liability on Account Value increases. There are certain exceptions to this current taxation rule, including: (i) any Contract that is an "immediate annuity", which the Internal Revenue Code (the "Code") defines as a single premium contract with an annuity commencement date within one year of the date of purchase which provides for a series of substantially equal periodic payments (to be made not less frequently than annually) during the annuity period, and (ii) any Contract that the non-natural person holds as agent for a natural person (such as where a bank or other entity holds a Contract as trustee under a trust agreement).

You should note that a qualified retirement plan generally provides tax deferral regardless of whether the plan invests in an annuity contract. For that reason, no decision to purchase a Qualified Contract should be based on the assumption that the purchase of a Qualified Contract is necessary to obtain tax deferral under a qualified plan.

Distributions and Withdrawals from Non-Qualified Contracts

The Account Value of a Non-Qualified Contract will generally include both (i) an amount attributable to Purchase Payments, the return of which will not be taxable, and (ii) an amount attributable to investment earnings, the receipt of which will be taxable at ordinary income rates. The relative portions of any particular distribution that derive from nontaxable Purchase Payments and taxable investment earnings depend upon the nature and the timing of that distribution.

Any amounts held under a Non-Qualified Contract that are assigned or pledged as collateral for a loan will also be treated as if withdrawn from the Contract. In addition, upon the transfer of a Non-Qualified Contract by gift (other than to the Owner's spouse), the Owner must treat an amount equal to the Account Value minus the total amount paid for the Contract as income.

Any withdrawal of less than your entire Account Value under a Non-Qualified Contract before the Annuity Commencement Date, must be treated as a receipt of investment earnings. You may not treat such withdrawals as a non-taxable return of Purchase Payments unless you have first withdrawn the entire amount of the Account Value that is attributable to investment earnings. For purposes of determining whether an Owner has withdrawn the entire amount of the investment earnings under a Non-Qualified Contract, the Code provides that all Non-Qualified deferred annuity contracts issued by the same company to the same Owner during any one calendar year must be treated as one annuity contract.

A Payee who receives annuity payments under a Non-Qualified Contract after the Annuity Commencement Date, will generally be able to treat a portion of each payment as a nontaxable return of Purchase Payments and to treat only the remainder of each such payment as taxable investment earnings. Until the Purchase Payments have been fully recovered in this manner, the nontaxable portion of each payment will be determined by the ratio of (i) the total amount of the Purchase Payments made under the Contract, to (ii) the Payee's expected return under the Contract. Once the Payee has received nontaxable payments in an amount equal to total Purchase Payments, no further exclusion is allowed and all future distributions will constitute fully taxable ordinary income. If payments are terminated upon the death of the Annuitant or other Payee before the Purchase Payments have been fully recovered, the unrecovered Purchase Payments may be deducted on the final return of the Annuitant or other Payee.

A penalty tax of 10% may also apply to taxable cash withdrawals including lump-sum payments from Non-Qualified Contracts. This penalty will generally not apply to distributions made after age 59 1/2, to distributions pursuant to the death or disability of the Owner, or to distributions that are a part of a series of substantially equal periodic payments made annually under a lifetime annuity, or to distributions under an immediate annuity (as defined above).

Death benefits paid upon the death of a contract owner are not life insurance benefits and will generally be includible in the income of the recipient to the extent they represent investment earnings under the contract. For this purpose, the amount of the "investment in the contract" is not affected by the owner's or annuitant's death, i.e., the investment in the contract must still be determined by reference to the total Purchase Payments (excluding amounts that were deductible by, or excluded from the gross income of, the Owner of a Contract), less any Purchase Payments that were amounts previously received which were not includible in income. Special mandatory distribution rules also apply after the death of the Owner when the beneficiary is not the surviving spouse of the Owner.

If death benefits are distributed in a lump sum, the taxable amount of those benefits will be determined in the same manner as upon a full surrender of the contract. If death benefits are distributed under an annuity option, the taxable amount of those benefits will be determined in the same manner as annuity payments, as described above.

Any amounts held under a Non-Qualified Contract that are assigned or pledged as collateral for a loan will also be treated as if withdrawn from the Contract. In addition, upon the transfer of a Non-Qualified Contract by gift (other than to the Owner's spouse), the Owner must treat an amount equal to the Account Value minus the total amount paid for the Contract as income.

Distributions and Withdrawals from Qualified Contracts

In most cases, all of the distributions you receive from a Qualified Contract will constitute fully taxable ordinary income. Also, a 10% penalty tax will apply to distributions prior to age 59 1/2, except in certain circumstances.

If you receive a distribution for a Qualified Contract used in connection with a qualified pension plan, from a tax-sheltered annuity or an individual retirement annuity "IRA" and roll over some or all that distribution to another eligible plan, following the rules set out in the Code and IRS regulations, the portion of such distribution that is rolled over will not be includible in your income. An eligible rollover distribution from a qualified plan or tax-sheltered annuity will be subject to 20% mandatory withholding as described below. Because the amount of the cash paid to you as an eligible rollover distribution will be reduced by this withholding, you will not be able to roll over the entire account balance under your Contract, unless you use other funds equal to the tax withholding to complete the rollover. Rollovers of IRA distributions are not subject to the 20% mandatory withholding requirement.

An eligible rollover distribution from a qualified plan or tax-sheltered annuity is any distribution of all or any portion of the balance to the credit of an employee, except that the term does not include:
o	A distribution which is one of a series of substantially equal periodic payments made annually under a lifetime annuity or for a specified period of ten years or more;

o	Any required minimum distribution, or

o	Any hardship distribution.

Only you or your spouse may elect to roll over a distribution to an eligible retirement plan.

Withholding

In the case of an eligible rollover distribution (as defined above) from a Qualified Contract (other than from an IRA), we (or the plan administrator) must withhold and remit to the U.S. Government 20% of the distribution, unless the Owner or Payee elects to make a direct rollover of the distribution to another qualified retirement plan that is eligible to receive the rollover; however, only you or your spouse may elect a direct rollover. In the case of a distribution from (i) a Non-Qualified Contract, (ii) an IRA, or (iii) a Qualified Contract where the distribution is not an eligible rollover distribution, we will withhold and remit to the U.S. Government a part of the taxable portion of each distribution unless, prior to the distribution, the Owner or Payee provides us his or her taxpayer identification number and instructs us (in the manner prescribed) not to withhold. The Owner or Payee may credit against his or her federal income tax liability for the year of distribution any amounts that we (or the plan administrator) withhold.

Investment Diversification and Control

The Treasury Department has issued regulations that prescribe investment diversification requirements for the mutual fund series underlying nonqualified variable contracts. All Non-Qualified Contracts must comply with these regulations to qualify as annuities for federal income tax purposes. The owner of a Non-Qualified Contracts that does not meet these guidelines will be subject to current taxation on annual increases in value of the Contract. We believe that each Fund available as an investment option under the Contract complies with these regulations.

The IRS has stated that satisfaction of the diversification requirements described above by itself does not prevent a contract owner from being treated as the owner of separate account assets under an "owner control" test. If a contract owner is treated as the owner of separate account assets for tax purposes, the contract owner would be subject to taxation on the income and gains from the separate account assets. In published revenue rulings through 1982 and then again in 2003, the IRS has stated that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of ownership in those assets, such as the ability to exercise control over the investment of the assets. In Rev. Rul. 2003-91, the IRS considered certain variable annuity and variable life insurance contracts and concluded that the owners of the variable contracts would not be considered the owners of the contracts' underlying assets for federal income tax purposes.

Rev. Rul. 2003-91 states that the determination of whether the owner of a variable contract possesses sufficient incidents of ownership over the assets underlying the variable contract so as to be deemed the owner of those assets for federal income tax purposes will depend on all the facts and circumstances. We do not believe that the differences between the Contract and the contracts described in Rev. Rul. 2003-91 should prevent the holding in Rev. Rul. 2003-91 from applying. Nevertheless, you should consult with a competent tax adviser on the potential impact of the investor control rules of the IRS as they relate to the investment decisions and activities you may undertake with respect to the Contract. In addition, the IRS and/or the Treasury Department may issue new rulings, interpretations or regulations on this subject in the future. Accordingly, we therefore reserve the right to modify the Contracts as necessary to attempt to prevent you from being considered the owner, for tax purposes, of the underlying assets. We also reserve the right to notify you if we determine that it is no longer practicable to maintain the Contract in a manner that was designed to prevent you from being considered the owner of the assets of the Separate Account. You bear the risk that you may be treated as the owner of Separate Account assets and taxed accordingly.

Tax Treatment of the Company and the Variable Account

As a life insurance company under the Code, we will record and report operations of the Variable Account separately from other operations. The Variable Account will not, however, constitute a regulated investment company or any other type of taxable entity distinct from our other operations. Under present law, we will not incur tax on the income of the Variable Account (consisting primarily of interest, dividends, and net capital gains) if we use this income to increase reserves under Contracts participating in the Variable Account.

Qualified Retirement Plans

You may use Qualified Contracts with several types of qualified retirement plans. Because tax consequences will vary with the type of qualified retirement plan and the plan's specific terms and conditions, we provide below only brief, general descriptions of the consequences that follow from using Qualified Contracts in connection with various types of qualified retirement plans. We stress that the rights of any person to any benefits under these plans may be subject to the terms and conditions of the plans themselves, regardless of the terms of the Qualified Contracts that you are using. These terms and conditions may include restrictions on, among other things, ownership, transferability, assignability, contributions and distributions.

Pension and Profit-Sharing Plans

Sections 401(a), 401(k) and 403(a) of the Code permit business employers and certain associations to establish various types of retirement plans for employees. The Tax Equity and Fiscal Responsibility Act of 1982 eliminated most differences between qualified retirement plans of corporations and those of self-employed individuals. Self-employed persons, as a general rule, may therefore use Qualified Contracts as a funding vehicle for their retirement plans.

Tax-Sheltered Annuities

Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of purchase payments from gross income for tax purposes. The Code imposes restrictions on cash withdrawals from Section 403(b) annuities.

If the Contracts are to receive tax-deferred treatment, cash withdrawals of amounts attributable to salary reduction contributions (other than withdrawals of accumulation account value as of December 31, 1988) may be made only when the Owner attains age 59 1/2, has a severance from employment with the employer, dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code). These restrictions apply to (i) any post-1988 salary reduction contributions, (ii) any growth or interest on post-1988 salary reduction contributions, (iii) any growth or interest on pre-1989 salary reduction contributions that occurs on or after January 1, 1989, and (iv) any pre-1989 salary reduction contributions since we do not maintain records that separately account for such contributions. It is permissible, however, to withdraw post-1988 salary reduction contributions (but not the earnings attributable to such contributions) in cases of financial hardship. While the Internal Revenue Service has not issued specific rules defining financial hardship, we expect that to qualify for a hardship distribution, the Owner must have an immediate and heavy bona fide financial need and lack other resources reasonably available to satisfy the need. Hardship withdrawals (as well as certain other premature withdrawals) will be subject to a 10% tax penalty, in addition to any withdrawal charge applicable under the Contracts. Under certain circumstances the 10% tax penalty will not apply if the withdrawal is for medical expenses.

Section 403(b) annuities, like IRAs, are subject to required minimum distributions under the Code. Section 403(b) annuities are unique, however, in that any account balance accruing before January 1, 1987 (the "pre-1987 balance") needs to comply with only the minimum distribution incidental benefit (MDIB) rule and not also with the minimum distribution rules set forth in Section 401(a)(9) of the Code. This special treatment for any pre-1987 balance is, however, conditioned upon the issuer identifying the pre-1987 balance and maintaining accurate records of changes to the balance. Since we do not maintain such records, your pre-1987 balance, if any, will not be eligible for special distribution treatment.

Under the terms of a particular Section 403(b) plan, the Owners may be entitled to transfer all or a portion of the Account Value to one or more alternative funding options. Owners should consult the documents governing their plan and the person who administers the plan for information as to such investment alternatives.

Individual Retirement Accounts

Sections 219 and 408 of the Code permit eligible individuals to contribute to an individual retirement program, including Simplified Employee Pension Plans, Employer/Association of Employees Established Individual Retirement Account Trusts, and Simple Retirement Accounts. Such IRAs are subject to limitations on contribution levels, the persons who may be eligible, and on the time when distributions may commence. In addition, certain distributions from some other types of retirement plans may be placed in an IRA on a tax-deferred basis. If we sell Contracts for use with IRAs, the Internal Revenue Service or other agency may impose supplementary information requirements. We will provide purchasers of the Contracts for such purposes with any necessary information. You will have the right to revoke the Contract under certain circumstances, as described in the section of this Prospectus entitled "Right to Return."

Roth IRAs

Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Unlike contributions to a traditional IRA under Section 408 of the Code, contributions to a Roth IRA are not tax-deductible. Provided certain conditions are satisfied, distributions are generally tax-free. Like traditional IRAs, Roth IRAs are subject to limitations on contribution amounts and the timing of distributions. If an individual converts a traditional IRA into a Roth IRA the full amount of the IRA is included in taxable income. The Internal Revenue Service and other agencies may impose special information requirements with respect to Roth IRAs. If we make Contracts available for use with Roth IRAs, we will provide the necessary information for Contracts issued in connection with Roth IRAs.

ADMINISTRATION OF THE CONTRACT

We perform certain administrative functions relating to the Contract, Owner Accounts, and the Variable Account. These functions include, but are not limited to, maintaining the books and records of the Variable Account and the Sub-Accounts; maintaining records of the name, address, taxpayer identification number, Contract number, Owner Account number and type, the status of each Owner Account and other pertinent information necessary to the administration and operation of the Contract; processing Applications, Purchase Payments, transfers and full and partial withdrawals; issuing Contracts; administering annuity payments; furnishing accounting and valuation services; reconciling and depositing cash receipts; providing confirmations; providing toll-free customer service lines; and furnishing telephonic transfer services.

DISTRIBUTION OF THE CONTRACT

We offer the Contract on a continuous basis. Contracts are sold by licensed insurance agents ("the Selling Agents") in those states where the Contract may be lawfully sold. Such Selling Agents will be registered representatives of affiliated and unaffiliated broker-dealer firms ("the Selling Broker-Dealers") registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. and who have entered into selling agreements with the Company and the general distributor, Clarendon Insurance Agency, Inc. ("Clarendon"), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. Clarendon is a wholly-owned subsidiary of the Company, is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

The Company (or its affiliates, for purposes of this section only, collectively, "the Company"), pays the Selling Broker-Dealers compensation for the promotion and sale of the Contract. The Selling Agents who solicit sales of the Contract typically receive a portion of the compensation paid by the Company to the Selling Broker-Dealers in the form of commissions or other compensation, depending on the agreement between the Selling Broker-Dealer and their Selling Agent. This compensation is not paid directly by the Contract Owner or the separate account. The Company intends to recoup this compensation through fees and charges imposed under the Contract, and from profits on payments received by the Company for providing administrative, marketing, and other support and services to the Funds.

The amount and timing of commissions the Company may pay to Selling Broker-Dealers may vary depending on the selling agreement but is not expected to be more than 2.50% of Purchase Payments, and 1.25% annually of the Participant's Account Value. The Company may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by NASD rules and other applicable laws and regulations.

The Company also pays compensation to wholesaling broker-dealers, including payments to affiliates of the Company, in return for wholesaling services such as providing marketing and sales support and product training to the Selling Agents of the Selling Broker-Dealers. These payments may be based on a percentage of Purchase Payments and/or a percentage of Contract Value.

In addition to the compensation described above, the Company may make additional cash payments or reimbursements to Selling Broker-Dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all Selling Broker-Dealers, and the terms of any particular agreement governing the payments may vary among Selling Broker-Dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of the Company's products on the Selling Broker-Dealers' preferred or recommended list, access to the Selling Broker-Dealers' registered representatives for purposes of promoting sales of the Company's products, assistance in training and education of the Selling Agents, and opportunities for the Company to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular Selling Broker-Dealer's actual or expected aggregate sales of our variable contracts (including the Contract) or assets held within those contracts (in most cases not to exceed 0.25% of aggregate sales and 0.10% of assets attributable to the Selling-Broker-Dealer, and/or may be a fixed dollar amount.

You should ask your Selling Agent for further information about what commissions or other compensation he or she, or the Selling Broker-Dealer for which he or she works, may receive in connection with your purchase of a Contract.

Commissions may be waived or reduced in connection with certain transactions described in this Prospectus under the heading "Waivers; Reduced Charges; Special Guaranteed Interest Rates." During 2003, approximately $15,709 was paid to but not retained by Clarendon in connection with the distribution of the Contracts.

PERFORMANCE INFORMATION

From time to time the Variable Account may publish reports to shareholders, sales literature and advertisements containing performance information relating to the Sub-Accounts. This information may include standardized and non-standardized "Average Annual Total Return," "Cumulative Growth Rate" and "Compound Growth Rate." We may also advertise "yield" and "effective yield" for some variable options.

Average Annual Total Return measures the net income of the Sub-Account and any realized or unrealized gains or losses of the Fund in which it invests, over the period stated. Average Annual Total Return figures are annualized and represent the average annual percentage change in the value of an investment in a Sub-Account over that period. Standardized Average Annual Total Return information covers the period after the Variable Account was established or, if shorter, the life of the Fund. Non-standardized Average Annual Total Return covers the life of each Fund, which may predate the Variable Account. Cumulative Growth Rate represents the cumulative change in the value of an investment in the Sub-Account for the period stated, and is arrived at by calculating the change in the Accumulation Unit Value of a Sub-Account between the first and the last day of the period being measured. The difference is expressed as a percentage of the Accumulation Unit Value at the beginning of the base period. "Compound Growth Rate" is an annualized measure, calculated by applying a formula that determines the level of return which, if earned over the entire period, would produce the cumulative return.

Average Annual Total Return figures assume an initial Purchase Payment of $1,000 and reflect all applicable withdrawal and Contract charges. The Cumulative Growth Rate and Compound Growth Rate figures that we advertise do not reflect withdrawal charges or the annual Account Fee, although such figures do reflect all recurring charges. Results calculated without withdrawal and/or certain Contract charges will be higher. We may also use other types of rates of return that do not reflect withdrawal and Contract charges.

The performance figures used by the Variable Account are based on the actual historical performance of the underlying Funds for the specified periods, and the figures are not intended to indicate future performance. For periods before the date the Contracts became available, we calculate the performance information for the Sub-Accounts on a hypothetical basis. To do this, we reflect deductions of the current Contract fees and charges from the historical performance of the corresponding Funds.

Yield is a measure of the net dividend and interest income earned over a specific one month or 30-day period (7-day period for the Money Market Sub-Account available for investment under the Contract), expressed as a percentage of the value of the Sub-Account's Accumulation Units. Yield is an annualized figure, which means that we assume that the Sub-Account generates the same level of net income over a one-year period and compound that income on a semi-annual basis. We calculate the effective yield for the available Money Market Sub-Account similarly, but include the increase due to assumed compounding.

The Money Market Sub-Account's effective yield will be slightly higher than its yield as a result of its compounding effect.

The Variable Account may also from time to time compare its investment performance to various unmanaged indices or other variable annuities and may refer to certain rating and other organizations in its marketing materials. More information on performance and our computations is set forth in the Statement of Additional Information.

The Company may also advertise the ratings and other information assigned to it by independent industry ratings organizations. Some of these organizations are A.M. Best, Moody's Investor's Service, Standard and Poor's Insurance Rating Services, and Fitch. Each year A.M. Best reviews the financial status of thousands of insurers, culminating in the assignment of Best's rating. These ratings reflect A.M. Best's current opinion of the relevant financial strength and operating performance of an insurance company in comparison to the norms of the life/health industry. Best's ratings range from A++ to F. Standard and Poor's and Fitch's ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues. These two ratings do not measure the insurance company's ability to meet non-policy obligations. Ratings in general do not relate to the performance of the Sub-Accounts.

We may also advertise endorsements from organizations, individuals or other parties that recommend the Company or the Contracts. We may occasionally include in advertisements (1) comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets; or (2) discussions of alternative investment vehicles and general economic conditions.

AVAILABLE INFORMATION

The Company and the Variable Account have filed with the SEC registration statements under the Securities Act of 1933 relating to the Contracts. This Prospectus does not contain all of the information contained in the registration statements and their exhibits. For further information regarding the Variable Account, the Company and the Contracts, please refer to the registration statements and their exhibits.

In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934. We file reports and other information with the SEC to meet these requirements. You can inspect and copy this information and our registration statements at the SEC's public reference facilities at the following locations: Washington, D.C. -- 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Chicago, Illinois -- 500 West Madison Street, Chicago, IL 60661. The Washington, D.C. office will also provide copies by mail for a fee. You may also find these materials on the SEC's website (http:// www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is incorporated herein by reference. All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed incorporated by reference into the prospectus.

The Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents referred to above which have been incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in this Prospectus). Requests for such documents should be directed to the Secretary, Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone (800) 225-3950.

STATE REGULATION

The Company is subject to the laws of the State of New York governing life insurance companies and to regulation by the Superintendent of Insurance of New York. An annual statement is filed with the Superintendent of Insurance on or before March lst in each year relating to the operations of the Company for the preceding year and its financial condition on December 31st of such year. Its books and records are subject to review or examination by the Superintendent or his agents at any time and a full examination of its operations is conducted at periodic intervals.

The Superintendent has broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted.

In addition, affiliated groups of insurers, such as the Company, Sun Life (Canada) and its affiliates are regulated under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies involved. Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments of the Company under these laws cannot be reasonably estimated. However, most of these laws do provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength and many permit the deduction of all or a portion of any such assessment from any future premium or similar taxes payable.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Variable Account. We and our subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, is not of material importance to our respective total assets or material with respect to the Variable Account.

FINANCIAL STATEMENTS

The financial statements of the Company which are included in the SAI should be considered only as bearing on the ability of the Company to meet its obligations with respect to amounts allocated to the Fixed Account and with respect to the death benefit and the Company's assumption of the mortality and expense risks.

They should not be considered as bearing on the investment performance of the Fund shares held in the Sub-Accounts of the Variable Account.

The financial statements of the Variable Account for the year ended December 31, 2003 are also included in the SAI.

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
Calculation of Performance Data
Advertising and Sales Literature
Tax Deferred Accumulations
Calculations
Example of Variable Accumulation Unit Value Calculation
Example of Variable Annuity Unit Calculation
Example of Variable Annuity Payment Calculation
Distribution of the Contracts
Designation and Change of Beneficiary
Custodian
Accountants
Financial Statements
Appendix A
Appendix B

This Prospectus sets forth information about the Contract and the Variable Account that a prospective purchaser should know before investing. Additional information about the Contract and the Variable Account has been filed with the Securities and Exchange Commission in a Statement of Additional Information dated April 30, 2004 which is incorporated herein by reference. The Statement of Additional Information is available upon request and without charge from Sun Life Insurance and Annuity Company of New York. To receive a copy, return this request form to the address shown below or telephone (800) 447-7569.

To:	Sun Life Insurance and Annuity Company of New York
P.O. Box 9133
Wellesley Hills, Massachusetts 02481

Please send me a Statement of Additional Information for
Sun Life Financial Masters Access NY Variable and Fixed Annuity
Sun Life (N.Y.) Variable Account C.

Name

Address

City                                                                     State               Zip

Telephone

APPENDIX A

GLOSSARY

The following terms as used in this Prospectus have the indicated meanings:

ACCOUNT: An account established for each Owner to which Net Purchase Payments are credited.

ACCOUNT VALUE: The Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, of your Account for any Valuation Period.

ACCUMULATION PHASE: The period before the Annuity Commencement Date and during the lifetime of the Annuitant (and while the Owner is still alive) during which you make Purchase Payments under the Contract. This is called the "Accumulation Period" in the Contract.

ADJUSTED PURCHASE PAYMENTS: Purchase Payments adjusted for partial withdrawals as described in "Calculating the Death Benefit."

*ANNUITANT: The person or persons to whom the first annuity payment is made. If either Annuitant dies prior to the Annuity Commencement Date, the surviving Annuitant will become the sole Annuitant.

ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under each Contract is to be made.

ANNUITY OPTION: The method you choose for making annuity payments.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent Variable Annuity payment from the Variable Account.

APPLICATION: The document signed by you or other evidence acceptable to us that serves as your application for participation under a Group Contract or purchase of an Individual Contract.

*BENEFICIARY: The person or entity having the right to receive the death benefit and, for a Certificate issued under a Non-Qualified Contract, who is the "designated beneficiary" for purposes of Section 72(s) of the Code in the event of the Owner's death. Notwithstanding the foregoing, if there are Co- Owners of a Non-Qualified Contract, the surviving Co-Owners will be deemed the beneficiary under the preceding sentence and any other designated beneficiary will be treated as a contingent beneficiary.

BUSINESS DAY: Any day the New York Stock Exchange is open for trading. Also, any day on which we make a determination of the value of a Variable Accumulation Unit.

COMPANY ("WE, " "US," "SUN LIFE (N.Y.)"): Sun Life Insurance and Annuity Company New York.

CONTRACT: A Contract issued by a Company on an individual basis.

CONTRACT YEAR and CONTRACT ANNIVERSARY: Your first Contract Year is the period 365 days (366, if a leap year) from the date on which we issued your Contract. Your Contract Anniversary is the last day of an Contract Year. Each Contract Year after the first is the 365-day period that begins on your Contract Anniversary. For example, if the Issue Date is on March 12, the first Contract Year is determined from the Issue Date and ends on March 12 of the following year. Your Contract Anniversary is March 12 and all Contract Years after the first are measured from March 12. (If the Contract Anniversary Date falls on a non-Business Day, the previous Business Day will be used.)

DEATH BENEFIT DATE: If you have elected a death benefit payment option before the Owner's death that remains in effect, the date on which we receive Due Proof of Death. If your Beneficiary elects the death benefit payment option, the later of (a) the date on which we receive the Beneficiary's election and (b) the date on which we receive Due Proof of Death. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, the Beneficiary shall be deemed to have elected to defer receipt of payment under any death benefit option until such time as a written election is received by the Company or a distribution is required by law.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other information or documentation required by the Company that is necessary to make payment (e.g. taxpayer identification numbers, beneficiary names and addresses, state inheritance tax waivers, etc.).

EXPIRATION DATE: The last day of a Guarantee Period.

FIXED ACCOUNT: The general account of the Company, consisting of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ACCOUNT VALUE: The value of that portion of your Account allocated to the Fixed Account.

FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

FUND: A registered management investment company, or series thereof, in which assets of a Sub-Account may be invested.

GUARANTEE AMOUNT: Each separate allocation of Account Value to a particular Guarantee Period (including interest earned thereon).

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE: The rate of interest we credit on a compound annual basis during any Guarantee Period.

INCOME PHASE: The period on and after the Annuity Commencement Date and during the lifetime of the Annuitant during which we make annuity payments under the Contract.

ISSUE DATE: The date the Contract becomes effective which is the date we apply your initial Net Purchase Payment to your Account and issue your Contract

NET INVESTMENT FACTOR: An index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next.

NET PURCHASE PAYMENT: The portion of a Purchase Payment which remains after the deduction of any applicable premium tax or similar tax. This is also the term used to describe the total contribution made to the Contract minus the total withdrawals.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan that does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code. The Owner's interest in the Contract must be owned by a natural person or agent for a natural person for the Contract to receive income tax treatment as an annuity.

OPEN DATE: The date your Application is received by the Company in good order.

*OWNER: The person, persons or entity entitled to the ownership rights stated in a Contract and in whose name or names the Contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k), Section 408(p) or Section 408A of the Internal Revenue Code to serve as legal owner of assets of a retirement plan, but the term "Owner," as used herein, shall refer to the organization entering into the Contract.

PAYEE: A recipient of payments under a Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Owner, or on the Annuity Commencement Date.

PURCHASE PAYMENT (PAYMENT): An amount paid to the Company as consideration for the benefits provided by a Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code of 1986, as amended.

SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a specific Fund or series of a Fund.

SURRENDER VALUE: The amount payable on full surrender of your Contract.

VALUATION PERIOD: The period of time from one determination of Variable Accumulation Unit or Annuity Unit values to the next subsequent determination of these values. Value determinations are made as of the close of the New York Stock Exchange on each day that the Exchange is open for trading and on other Business Days.

VARIABLE ACCOUNT: Variable Account C of the Company, which is a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of Variable Account Value.

VARIABLE ACCOUNT VALUE: The value of that portion of your Account allocated to the Variable Account.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of the Variable Account.

YOU and YOUR: The terms "you" and "your" refer to "Owner," and/or "Co-Owner" as those terms are identified in the Contract.

* You specify these items on the Application, and may change them, as we describe in this Prospectus.

APPENDIX B

CALCULATION OF BASIC DEATH BENEFIT

Example 1:

Assume a Purchase Payment of $60,000.00 is made on the Issue Date and an additional Purchase Payment of $40,000.00 is made one year later. Assume that all of the money is invested in the Sub-Accounts, that no Withdrawals are made and that the Account Value on the Death Benefit Date is $80,000.00. The calculation of the Death Benefit to be paid is as follows:

The Basic Death Benefit is the greatest of:
Account Value	=	$ 80,000.00

Purchase Payments	=	$ 100,000.00
The Basic Death Benefit would therefore be:		$ 100,000.00

Example 2:

Assume a Purchase Payment of $60,000.00 is made on the Issue Date and an additional Purchase Payment of $40,000.00 is made one year later. Assume that all of the money is invested in the Sub-Accounts and that the Account Value is $80,000.00 just prior to a $20,000.00 withdrawal. The Account Value on the Death Benefit Date is $60,000.00.

The Basic Death Benefit is the greatest of:
Account Value	=	$ 60,000.00

Adjusted Purchase Payments*	=	$ 75,000.00
The Basic Death Benefit would therefore be:		$ 75,000.00

*Adjusted Purchase Payments can be calculated as follows: Payments x (Account Value after withdrawal divided by Account Value before withdrawal) $100,000.00 x ($60,000.00 divided by $80,000.00)

APPENDIX C

CONDENSED FINANCIAL INFORMATION

The following information should be read in conjunction with the Variable Account's financial statements appearing in the Statement of Additional Information.

	Accumulation	Accumulation	Number of
	Unit Value	Unit Value	Accumulation
	Beginning	End	Units End
Year	of Year	of Year	of Year
Franklin Small Cap Value Securities Fund - Level 1
2003	10.0000	13.5762	3,125

Franklin Small Cap Value Securities Fund - Level 6
2003	10.0000	13.4599	87

Franklin Templeton Foreign Securities Fund - Level 1
2003	10.0000	12.4954	42,960

Franklin Templeton Foreign Securities Fund - Level 6
2003	10.0000	12.3883	1,466

Franklin Templeton Mutual Shares Securities - Level 1
2003	10.0000	12.4659	8,459

Franklin Templeton Mutual Shares Securities - Level 6
2003	10.0000	0	0

Lord Abbett Series Mid Cap Value Portfolio - Level 1
2003	10.0000	13.0779	9,479

Lord Abbett Series Mid Cap Value Portfolio - Level 6
2003	10.0000	12.9659	88

Lord Abbett Series Fund Growth & Income Portfolio - Level 1
2003	10.0000	13.7886	29,563

Lord Abbett Series Fund Growth & Income Portfolio - Level 6
2003	10.0000	13.6704	3,741

MFS/Sun Life Bond S Class - Level 1
2003	10.0000	11.3762	12,510

MFS/Sun Life Bond S Class - Level 6
2003	10.0000	11.2787	7,023

MFS/Sun Life Capital Appreciation S Class - Level 1
2003	10.0000	13.3014	4,482

MFS/Sun Life Capital Appreciation S Class - Level 6
2003	10.0000	13.1874	3,719

MFS/Sun Life Capital Opportunities S Class - Level 1
2003	10.0000	13.3480	383

MFS/Sun Life Capital Opportunities S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Emerging Growth S Class - Level 1
2003	10.0000	13.4842	2,372

MFS/Sun Life Emerging Growth S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Global Growth S Class - Level 1
2003	10.0000	13.6401	1,854

MFS/Sun Life Global Growth S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Government Securities S Class - Level 1
2003	10.0000	10.2487	78,433

MFS/Sun Life Government Securities S Class - Level 6
2003	10.0000	10.1609	10,805

MFS/Sun Life High Yield S Class - Level 1
2003	10.0000	12.5227	274,971

MFS/Sun Life High Yield S Class - Level 6
2003	10.0000	12.4155	5,010

MFS/Sun Life Massachusetts Investors Growth Stock S Class - Level 1
2003	10.0000	12.3652	18,286

MFS/Sun Life Massachusetts Investors Growth Stock S Class - Level 6
2003	10.0000	12.2593	3,258

MFS/Sun Life Massachusetts Investors Trust S Class - Level 1
2003	10.0000	12.5656	22,859

MFS/Sun Life Massachusetts Investors Trust S Class - Level 6
2003	10.0000	12.4580	5,012

MFS/Sun Life Mid Cap Growth S Class - Level 1
2003	10.0000	14.3863	5,934

MFS/Sun Life Mid Cap Growth S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Mid Cap Value S Class - Level 1
2003	10.0000	13.4533	3,152

MFS/Sun Life Mid Cap Value S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Money Market S Class - Level 1
2003	10.0000	9.8348	84,154

MFS/Sun Life Money Market S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life New Discovery S Class - Level 1
2003	10.0000	13.6475	6,784

MFS/Sun Life New Discovery S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Research S Class - Level 1
2003	10.0000	12.7919	7,238

MFS/Sun Life Research S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Research International S Class - Level 1
2003	10.0000	13.2587	27,518

MFS/Sun Life Research International S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Strategic Growth S Class - Level 1
2003	10.0000	13.8847	11,396

MFS/Sun Life Strategic Growth S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Strategic Income S Class - Level 1
2003	10.0000	11.5414	37,633

MFS/Sun Life Strategic Income S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Strategic Value S Class - Level 1
2003	10.0000	0	0

MFS/Sun Life Strategic Value S Class - Level 6
2003	10.0000	13.4508	245

MFS/Sun Life Total Return S Class - Level 1
2003	10.0000	12.0755	118,680

MFS/Sun Life Total Return S Class - Level 6
2003	10.0000	11.9721	10,421

MFS/Sun Life Utilities S Class - Level 1
2003	10.0000	14.8011	3,167

MFS/Sun Life Utilities S Class - Level 6
2003	10.0000	0	0

MFS/Sun Life Value S Class - Level 1
2003	10.0000	12.8653	19,226

MFS/Sun Life Value S Class - Level 6
2003	10.0000	12.7551	2,241

Oppenheimer Capital Appreciation Fund - Level 1
2003	10.0000	13.9057	24,378

Oppenheimer Capital Appreciation Fund - Level 6
2003	10.0000	0	0

Oppenheimer Main St. Small Cap Fund - Level 1
2003	10.0000	14.3436	10,140

Oppenheimer Main St. Small Cap Fund - Level 6
2003	10.0000	0	0

Oppenheimer Main St. Growth & Income Fund - Level 1
2003	10.0000	12.5987	10,586

Oppenheimer Main St. Growth & Income Fund - Level 6
2003	10.0000	0	0

PIMCO Total Return Bond Portfolio - Level 1
2003	10.0000	10.7203	60,384

PIMCO Total Return Bond Portfolio - Level 6
2003	10.0000	10.6284	4,435

PIMCO Real Return Bond Portfolio - Level 1
2003	10.0000	11.2724	22,479

PIMCO Real Return Bond Portfolio - Level 6
2003	10.0000	11.1758	2,281

Sun Capital Real Estate Fund - Level 1
2003	10.0000	13.4666	14,415

Sun Capital Real Estate Fund - Level 6
2003	10.0000	0	0

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

P.O. Box 9133

Wellesley Hills, Massachusetts 02481

Telephone:

Toll Free (800) 447-7569

General Distributor

Clarendon Insurance Agency, Inc.

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481

Auditors

Deloitte & Touche LLP

200 Berkeley Street

Boston, Massachusetts 02116

NMA30-3540 5-04